STOCK PURCHASE AGREEMENT
AMONG
MICHAEL KARFUNKEL AND LEAH KARFUNKEL,
AS TRUSTEES FOR THE 2005 MICHAEL KARFUNKEL GRANTOR
RETAINED ANNUITY TRUST,
GEORGE KARFUNKEL,
RENEE KARFUNKEL,
LEAH KARFUNKEL,
MICHAEL KARFUNKEL,
AST CAPITAL TRUST COMPANY OF DELAWARE, and
WILMINGTON TRUST FSB
Made as of January 30, 2008

LIST OF EXHIBITS

A	Form of Employment Agreement
B	Form of Escrow Agreement
C	Form of Releases
D-1	Form of Section 1445(b)(2) Certification — Trust
D-2	Form of Section 1445(b)(2) Certification — Individuals
E	Form of Legal Opinion of Morgan Lewis & Bockius LLP
F	Form of Legal Opinion for Trust
G-1	Modification to Employment Agreement/Arrangement
G-2	Modification to Employment Agreement/Arrangement
G-3	Modification to Employment Agreement/Arrangement
LIST OF SCHEDULES

Seller Disclosure Schedule
Schedule 1.1(d)	Unrelated Affiliates
Schedule 1.1 (mmm)	Certain Employees
Schedule 6.3	WT — Governmental Filings; Non-Contravention
Schedule 6.4	WT — Litigation
Schedule 7.1(b)	Change to Organizational Document
Schedule 7.1(h)	Employees
Schedule 11.4	Other Approvals
Schedule 11.7(f)(1)	Qualification to Do Business as a Foreign Corporation
Schedule 11.7(f)(2)	Qualification or Registration in Order to Provide Trust or Fiduciary Services
Schedule 11.8(a)	Terminated Employment Agreements
Schedule 11.8(b)	Amended Employment Agreements
Schedule 11.11(c)	Capital Leases
Schedule 13.1(c)	Predecessor Company
Schedule 13.1(c)(4)	Existing Litigation
Schedule 15.5	Sellers’ Addresses

v

     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of January 30, 2008, among MICHAEL KARFUNKEL and LEAH KARFUNKEL, as trustees of THE 2005 MICHAEL KARFUNKEL GRANTOR RETAINED ANNUITY TRUST, GEORGE KARFUNKEL, RENEE KARFUNKEL, and LEAH KARFUNKEL (hereinafter collectively referred to as the “Sellers” and individually as a “Seller”), MICHAEL KARFUNKEL, (“Karfunkel”), AST CAPITAL TRUST COMPANY OF DELAWARE, a Delaware corporation (“AST”), and WILMINGTON TRUST FSB, a federally-chartered savings bank (“WT”).
BACKGROUND
     A. AST provides retirement plan, personal trust, foundation and master custody, collective fund, and other services to its clients.
     B. Sellers are the only stockholders of AST and collectively own 2,000 shares of common stock of AST, par value $250 per share, representing all of the issued and outstanding shares of capital stock of AST (the “Stock”).
     C. WT desires to purchase from Sellers, and Sellers desire to sell to WT, all of the Stock, for the consideration and on the terms and conditions set forth herein.
     D. Sellers, Karfunkel, AST, and WT intend that this Agreement memorialize their respective representations, warranties, covenants, and other agreements to induce each of them to execute and deliver this Agreement and the other Transaction Documents, as that term is defined herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:
     (a) “Acquisition Proposal” has the meaning assigned to that term in Section 8.1(a).
     (b) “Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
     (c) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to (1) vote 25% or more of the outstanding voting securities of a Person or (2) otherwise direct the management policies of a Person by contract, as fiduciaries, or otherwise. Notwithstanding the foregoing, in connection with AST:
     (A) the term “control” shall not include any power of AST to vote outstanding securities of a Person or otherwise direct the management policies of a Person that arises out of or relates to AST serving as a trustee or custodian; and
     (B) the Persons listed on Section 1.1(d) of the Seller Disclosure Schedule shall not be deemed Affiliates of AST.
     (d) “Aged Accounts Receivable” has the meaning assigned to that term in Section 4.9(c).
     (e) “Aggregate Balance” has the meaning assigned to that term in Section 9.1(b).
     (f) “AML Compliance Requirements” has the meaning assigned to that term in Section 4.15(b)(1)(C).
     (g) “Annualized Revenue” means the product of (1) the revenue of AST for the three full calendar months preceding the Closing Date, determined in accordance with GAAP consistent with past practices, and (2) four; provided, however, that (A) for purposes of determining Annualized Revenue, to the extent a Client has been a Client of AST for less than three full calendar months preceding the Closing Date, revenue attributable to that Client for purposes of subpart (1) above shall be the actual revenue from that Client during such period, determined in accordance with GAAP consistent with past practices, multiplied by the quotient obtained by dividing thirteen by the number of complete weeks the Client has been a Client of AST; and (B) there shall be excluded from Annualized Revenue all fees during such three calendar months that are attributable to Clients (x) from which Consents to the Transactions are required but are not obtained as of the close of business on the Business Day immediately preceding the Closing Date, or (y) who have advised AST of their intentions to close their accounts with AST (other than for the reason set forth in subpart (y) of the definition of Material Adverse Effect). For avoidance of doubt, all fees during the three calendar months preceding the Closing Date that are attributable to Clients that are terminated by AST at the request of WT pursuant to Section 8.10 of this Agreement shall be included in subpart (1) above.
     (h) “Antitrust Division” means the Antitrust Division of the United States Department of Justice or any successor.
     (i) “Applicable Law” means all provisions applying to a Person or its property of: (1) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, resolutions, administrative decisions, or orders of a Governmental Authority, (2) Governmental Approvals, and (3) orders, decisions, injunctions, judgments, awards, and decrees of or agreements with a Governmental Authority.
     (j) “Applicable Withholdings Amount” the meaning assigned to the term in Section 3.2.

      (k) “AST Employee Plan” has the meaning assigned to that term in Section 4.21(d).
       (l) “AST Flex Plan” has the meaning assigned to that term in Section 9.1.
     (m) “AST Licenses” has the meaning assigned to that term in Section 4.22(d).
     (n) “AST Qualified Plan” has the meaning assigned to that term in Section 4.21(a).
     (o) “ASTT” shall mean American Stock Transfer & Trust Company, a New York corporation.
     (p) “Bonus Payment” means the aggregate bonus payment amount owed to Tschider as set forth in Amendment No. 1 to Employment Agreement of even date herewith and as in effect on the date hereof to the Tschider Employment Agreement.
     (q) “Bankruptcy Code” means the U.S. Bankruptcy Code, as amended from time to time, and any successor to that code.
     (r) “Business Day” means any day (other than Saturday or Sunday) on which banks are open for business in Wilmington, Delaware.
     (s) “Client” means, at any time, any Person who is at that time a customer or client of AST to which AST provides services (including, without limitation, the Services) and from which AST receives fees for its services (including, without limitation, the Services).
     (t) “Closing” and “Closing Date” have the meanings assigned to those terms in Section 2.2.
     (u) “Closing Payment” has the meaning assigned to that term in Section 3.2.
     (v) “COBRA” has the meaning assigned to that term in Section 4.21(b).
     (w) “Code” means the Internal Revenue Code of 1986, as amended from time to time, the rules and regulations of the IRS promulgated thereunder, or any corresponding federal tax statute enacted hereafter. A reference to a specific section of the Code refers to that section as well as any corresponding provision of any federal tax statute enacted hereafter, as that section is in effect on the date of application of the provisions hereof containing that reference.
     (x) “Collective Fund Services” means offering, distributing, and servicing collective investment funds (including collective fund accounting, asset data collection, processing, reconciliation, reporting, and unitization services).
     (y) “Consent” means (1) with respect to a Client or other third party whose contract by its terms terminates upon the consummation of the Transactions contemplated by the Transaction Documents, that AST shall have entered into a new written contract on substantially equivalent terms, which contract (A) is effective after giving effect to the Closing and (B) is in form and substance reasonably acceptable to WT, and (2) with respect to a Client or other third party whose contract requires consent from a party or parties thereto or partners therein for it to survive, or for no breach or default to exist as a result of, the Transactions contemplated by the Transaction Documents, that AST shall have obtained such required consent (A) in writing and (B) in form and substance reasonably acceptable to WT.
     (z) “Continuing Employees” has the meaning assigned to that term in Section 9.1(a).
     (aa) “Contract” means any agreement, contract, commitment, arrangement, or understanding.
     (bb) “Covered Person” has the meaning assigned to that term in Section 4.31.
     (cc) “Deductible Amount” has the meaning assigned to that term in Section 13.3(a)(2).
     (dd) “Disclosing Party” has the meaning assigned to that term in Section 10.2(a).
     (ee) “Effective Time” has the meaning assigned to that term in Section 2.2.
     (ff) “Election” has the meaning assigned to that term in Section 10.4(a).
     (gg) “Employee Plan” or “Plan” has the meaning assigned to that term in Section 4.21(d).
     (hh) “Employment Agreement” means the four-year employment agreement between AST and Tschider in the form of Exhibit A.
     (ii) “Employment Arrangements” has the meaning assigned to that term in Section 4.11(a).
     (jj) “Environmental Laws” has the meaning assigned to that term in Section 4.16(a).
     (kk) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations of the United States Department of Labor and the IRS promulgated thereunder.
     (ll) “ERISA Affiliate” means any trade or business (whether or not incorporated) which is or which has at any time in the preceding six (6) years been considered a single employer with AST within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     (mm) “ERISA Entity” has the meaning assigned to that term in Section 8.10.
     (nn) “ERISA Plan” has the meaning assigned to that term in Section 4.19(n)(1).
     (oo) “Escrow Agreement” means the agreement regarding the Escrow Amount among Escrow Agent, Sellers, Karfunkel, and WT substantially in the form of Exhibit B.
     (pp) “Escrow Amount” means the funds held in the Escrow Account from time to time.

     (qq) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
     (rr) “Excluded Claims” has the meaning assigned to that term in Section 13.9.
     (ss) “Existing Litigation” has the meaning assigned to that term in Section 13.1(c)(4).
     (tt) “Financial Statements” has the meaning assigned to that term in Section 4.12(a).
     (uu) “FINRA” means the Financial Industry Regulatory Authority and any successor thereto.
     (vv) “Foundation and Master Custody Services” means services for foundations, tribes, and other institutional clients (including reporting, cashiering, fiduciary services, unitized accounting and sub-accounting, and data processing services).
     (ww) “FTC” means the Federal Trade Commission or any successor thereto.
     (xx) “GAAP” means United States generally accepted accounting principles applied consistently with prior periods.
     (yy) “Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, declaration or filing with, or report or notice to a Governmental Authority (including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on).
     (zz) “Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, the SEC, the FTC, the Antitrust Division, or any other government authority, agency, department, board, commission, or instrumentality of the United States or any foreign government or any state or other political subdivision thereof or any state insurance, accounting, securities, or banking authority (including the Delaware Bank Commission and the Arizona Banking Department), the Board of Governors of the Federal Reserve System, a Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the FINRA, the NYSE (as that term is hereinafter defined), any other similar self-regulatory organization, and any court or tribunal of competent jurisdiction.
     (aaa) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     (bbb) “Indebtedness” means, as applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, excluding current trade payables incurred in the ordinary course of business consistent with past practice, but including, (1) all obligations of that Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (2) all indebtedness of that Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (3) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (4) any liability of that Person in respect of banker’s acceptances or letters of credit, and (5) all indebtedness referred to above which is directly or indirectly guaranteed by that Person or which that Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
     (ccc) “Indemnified Party” means a Person entitled to be indemnified under Article 13 hereof.
     (ddd) “Indemnifying Party” means a Person obligated to indemnify another Person under Article 13 hereof.
     (eee) “Independent Expert” has the meaning assigned to that term in Section 10.4(c).
     (fff) “Intellectual Property” means (1) registered and unregistered United States and foreign trademarks, service marks, trade names, trade dress, copyrights, Internet domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these); (2) United States and foreign letters patent and patent applications; (3) inventions, processes, designs, formulae, trade secrets, know-how, and confidential information; (4) computer software, data, and documentation; (5) similar intellectual property rights; (6) rights of publicity; (7) all rights to sue for and remedies against past, present, and future infringements of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; (8) tangible embodiments of any of the above (in any medium, including electronic media); and (9) licenses of any of the above.
     (ggg) “Interim Financial Statements” has the meaning assigned to that term in Section 12.13.
     (hhh) “Internal Controls” has the meaning assigned to that term in Section 4.15(b)(1)(C).
     (iii) “IRS” means the United States Internal Revenue Service.
     (jjj) “Knowledge” means that which a Person actually knows or should know following reasonable inquiry. “Knowledge of AST” shall mean Knowledge of any Seller, Karfunkel, Greg Tschider, Tim Baldwin, Charlie Russella, Ken Hackett, Robert Sher, and/or Whitney Ames.
     (kkk) “Leased Real Property” has the meaning assigned to that term in Section 4.16(a).
     (lll) “Licenses” means licenses, franchises, permits, and regulatory approvals of or from any Governmental Authority or pursuant to Applicable Law.
     (mmm) “Lien” means a charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under federal or state securities laws (or rules and regulations thereunder) or laws relating to the regulation of brokers, dealers, investment advisers, investment companies, banks, insurance companies, and other regulated businesses), lien, or encumbrance of any nature.
     (nnn) “Losses” has the meaning assigned to that term in Section 13.1.
     (ooo) “Material Adverse Effect” with respect to (1) a Person, including AST, means any condition, change, event, circumstance, or event that, individually or in the aggregate, has resulted in or would be reasonably likely to result in a material adverse effect on the financial condition, business, assets, or results of operations of that Person; and (2) AST, also means that the Annualized Revenue of AST as of the close of business on the Business Day immediately preceding the Closing Date is less than $24,000,000. Notwithstanding subpart (1) or (2) above, with respect to AST, a Material Adverse Effect shall not include (A) termination of the employment of individuals listed on Schedule 1.1(mmm) prior to Closing or (B) any adverse change, effect, or circumstance (i) resulting from or arising in connection with general economic or political conditions affecting the financial services industry generally, (ii) attributable directly to the announcement of this Agreement, which attribution must be proven by AST to the reasonable satisfaction of WT, (iii) relating to or arising out of any action taken by AST at the request of WT pursuant to Section 8.10 of this Agreement, or (iv) any circumstance specified in the Seller Disclosure Schedule.
     (ppp) “Material Contracts” has the meaning assigned to that term in Section 4.10(a).
     (qqq) “Maximum Amount” has the meaning assigned to that term in Section 13.3(a)(2).
     (rrr) “Maximum Claim Amount” has the meaning assigned to that term in Section 13.3(a)(1).
     (sss) “NYSE” means NYSE Euronext and any successor thereto.
     (ttt) “OFAC Compliance Requirement” has the meaning assigned to that term in Section 4.15(b)(1)(C)(ii).
     (uuu) “Original Trust Business” means the division of ASTT which provided Services from January 8, 2004, through January 4, 2007, the assets of which were transferred to a wholly-owned subsidiary of ASTT effective on December 29, 2006 and which subsidiary was merged with and into AST on January 4, 2007.
     (vvv) “Original Trust Business Period” means the period from January 8, 2004 through January 4, 2007.
     (www) “Other Claim” has the meaning assigned to that term in Section 13.4(b).
     (xxx) “Party” means any Seller, Karfunkel, AST, or WT, and “Parties” means all Persons that qualify as a Party.
     (yyy) “Permitted Liens” means: (1) Liens for Taxes, assessments, or other governmental charges not yet due and payable; (2) Liens currently existing pursuant to any agreement or commitment evidencing, or entered into by AST in connection with, Indebtedness of AST to be paid and discharged prior to Closing; (3) workers’, carriers’, and mechanics’ Liens incurred in the ordinary course of business, consistent with past practice; (4) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or the proposed use of the properties they affect; and (5) Liens on assets held by AST solely in its capacity as trustee in connection with its Services.
     (zzz) “Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department, authority, or agency, or political subdivision thereof.
     (aaaa) “Personal Property Leases” has the meaning assigned to that term in Section 4.7(b).
     (bbbb) “Personal Trust Services” means personal trust accounting, bill paying, recordkeeping, trust oversight and administration, discretionary and non-discretionary distribution, reporting, and fiduciary tax preparation services.
     (cccc) “Policies” has the meaning assigned to that term in Section 4.18(a).
     (dddd) “Pro Rata Shares” means, with respect to each Seller, that number (expressed as a percentage) that expresses the ratio that (1) the number of shares of Stock owned by such Seller on the date hereof, bears to (2) 2,000.
     (eeee) “Prohibited Transaction” has the meaning assigned to that term in Section 4.19(m)(1).
     (ffff) “PTE” has the meaning assigned to that term in Section 4.19(m)(2).
     (gggg) “Purchase Price” has the meaning assigned to that term in Section 3.1.
     (hhhh) “QPAM” has the meaning assigned to that term in Section 4.19(m)(2).
     (iiii) “Real Property Leases” has the meaning assigned to that term in Section 4.7(a).
     (jjjj) “Receiving Party” has the meaning assigned to that term in Section 10.2(a).
     (kkkk) “Registered Intellectual Property” has the meaning assigned to that term in Section 4.22(c).
     (llll) “Release” means the general release of all claims against AST executed by each Seller, Karfunkel, and ASTT substantially in the form of Exhibit B.
     (mmmm) “Restricted Area” has the meaning assigned to that term in Section 8.6(a).
     (nnnn) “Restricted Party” has the meaning assigned to that term in Section 8.6(a).

     (oooo) “Restricted Period” has the meaning assigned to that term in Section 8.6(a).
     (pppp) “Retirement Plan Services” means retirement plan administration services (including trust administration, reporting, and unitization services) for (1) defined contribution plans, including 401(k), profit sharing, employee stock ownership plans, and money purchase plans; (2) defined benefit pension plans; and (3) non-qualified deferred compensation plans, and plans created under Section 403 (b) or 457 of the Code.
     (qqqq) “SEC” means the United States Securities and Exchange Commission or any successor.
     (rrrr) “Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder.
     (ssss) “Seller Disclosure Schedule” means the disclosure schedule dated and delivered as of the date hereof by AST, Sellers, and Karfunkel to WT, and which is attached to this Agreement.
     (tttt) “Seller Indemnitees” has the meaning assigned to that term in Section 13.2.
     (uuuu) “Services” means Retirement Plan Services, Personal Trust Services, Foundation and Master Custody Services, and Collective Fund Services.
     (vvvv) “Similar Law” has the meaning assigned to that term in Section 4.19(m)(1).
     (wwww) “Stock” has the meaning assigned to that term in the recitals.
     (xxxx) “Straddle Period” has the meaning assigned to that term in Section 13.1(e).
     (yyyy) “Subsidiary” or “Subsidiaries” means any corporation, company, limited liability company, association, joint venture, partnership, or other organization, whether incorporated or unincorporated, of which more than twenty-five percent (25%) of either the equity interests in, or the voting control of, that other organization is beneficially owned by a Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract, or other commitment), directly or indirectly, through Subsidiaries or otherwise, or of which a Person serves as the general partner or managing member.
     (zzzz) “Taxes” means all United States federal, state, local or foreign taxes, charges, fees, levies, or other assessments (including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, social security, disability, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll, and franchise taxes), any other tax, custom, duty, or governmental fee, or other like assessment or charge of any kind, imposed by the United States or any state, county, local, or foreign government, subdivision, or agency thereof, and shall include any interest, penalty, fine, or addition to tax attributable to any of the foregoing.

     (aaaaa) “Tax Returns” means any report, return, declaration, or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Tax.
     (bbbbb) “Termination Date” has the meaning assigned to that term in Section 14.1(b).
     (ccccc) “Transactions” means the transactions contemplated by this Agreement and by any Transaction Document delivered in connection with this Agreement.
     (ddddd) “Transaction Documents” means this Agreement, the Employment Agreement, the Escrow Agreement, the Releases, any and all exhibits and schedules appertaining hereto and thereto, and any and all other agreements and documents contemplated by this Agreement and executed by the Parties in connection herewith.
     (eeeee) “Transferred Flexible Spending Accounts” has the meaning assigned to that term in Section 9.1.
     (fffff) “Tschider” means Gregory Tschider.
     (ggggg) “Tschider Employment Agreement” means the Employment Agreement dated as of December 31, 2006 between The Capital Trust Company of Delaware and Tschider.
     (hhhhh) “Virus” means a computer program that replicates itself on a computer or network of computers and damages other computer programs or data located on the computer or network or otherwise causes a defect in the operation of the computer or network.
     (iiiii) “WT Flex Plan” has the meaning assigned to that term in Section 9.1.
     (jjjjj) “WTC” means Wilmington Trust Corporation, a Delaware bank holding company.
     (kkkkk) “WT Clients” means all clients of WT or any of its Affiliates, including, without limitation, all banking, lending, fiduciary, personal trust and agency, investment management, brokerage, corporate trust and agency, custody, escrow, special purpose vehicle, holding company, entity management, captive insurance, bookkeeping, collateral administration, and treasury operations services clients. For this purpose, AST is not considered to be an Affiliate of WT.
     (lllll) “WT Indemnitees” has the meaning assigned to that term in Section 13.1.
ARTICLE 2
SALE AND PURCHASE OF STOCK
     2.1 Sale and Purchase. Subject to the terms, provisions, and conditions and on the basis of the representations, warranties, and covenants herein, Sellers shall sell, assign, transfer,

convey, and deliver to WT, and WT shall purchase from Sellers, all right, title, and interest in and to the Stock at the Closing, free and clear of any Liens.
     2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, at 11:00 a.m., local time, and be effective at the close of business on the closing date (the “Effective Time”), which shall be five Business Days after the fulfillment or waiver of each condition set forth in Articles 11 and 12 hereof (other than the conditions that are fulfilled or waived as a part of the Closing), or such other date as the Parties may mutually agree, that date being referred to herein as the “Closing Date.” The Parties shall use their reasonable best efforts to cause the conditions to Closing set forth in Articles 11 and 12 hereof to be satisfied as soon as practicable, and shall cause to be executed at Closing the Transaction Documents by the respective Parties to each of those documents.
ARTICLE 3
PAYMENT
     3.1 Purchase Price. The purchase price for the Stock shall be Ninety Million Dollars ($90,000,000), subject to adjustment as hereinafter provided (as so adjusted, the “Purchase Price”).
     3.2 Closing Payment. At Closing:
          (a) WT shall pay to Sellers, in cash, by wire transfer of immediately available funds to the bank accounts designated in writing by Sellers, in accordance with their respective Pro Rata Shares, an amount equal to (1) Ninety Million Dollars ($90,000,000), minus (2) the Escrow Amount, minus (3) the Bonus Payment (the “Closing Payment”); and
          (b) WT shall deposit, in cash, by wire transfer of immediately available funds, the Escrow Amount in the account specified in the Escrow Agreement.
          In addition, Sellers hereby irrevocably instruct WT to pay to (1) Tschider at the Closing the Bonus Payment reduced by any taxes and other amounts that are legally required to be withheld (the “Applicable Withholdings Amount”), and (2) AST at the Closing the Applicable Withholdings Amount.
          3.3 Escrow.
          (a) The “Escrow Amount” shall equal Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000), representing the total of Three Hundred Fifty Thousand Dollars ($350,000) to secure collection of Aged Accounts Receivable and Two Million Five Hundred Thousand Dollars ($2,500,000) to secure potential claims for Existing Litigation.
          (b) Subject to Section 3.3(c), the Escrow Amount shall be held pursuant to the terms of the Escrow Agreement.

          (c) Each disbursement to Sellers in accordance with the terms of the Escrow Agreement of all or part of the Escrow Amount shall be (1) deemed to be part of the Purchase Price, and (2) paid to Sellers, in cash, by wire transfer of immediately available funds to the accounts designated in writing by Sellers, in accordance with their respective Pro Rata Shares. Except as expressly provided for in the Escrow Agreement, WT shall have no obligation to pay or have disbursed to Sellers all or part of the Escrow Amount. The Purchase Price shall be reduced by the Escrow Amount that is not disbursed to Sellers in accordance with the terms of the Escrow Agreement. Nothing contained in this Section 3.3 or the Escrow Agreement shall limit the rights of WT under Article 13 hereof.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS AND KARFUNKEL TO WT REGARDING AST
     Sellers and Karfunkel jointly and severally represent and warrant to WT as follows, subject to the Seller Disclosure Schedule (the Seller Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article 4 and Article 5):
     4.1 Organization. AST is duly organized, validly existing, and in good standing under Delaware law, and is duly licensed, registered, and/or qualified to do business and in good standing as a foreign corporation in each other jurisdiction in which it is so required to qualify by reason of the conduct of its business or the ownership or leasing of its properties or assets. All such licenses, registrations, and/or qualifications are identified on Section 4.1 of the Seller Disclosure Schedule. AST has all requisite power and authority, and possesses and maintains all necessary or required rights, Licenses, authorizations, permits, and approvals, to own, lease, and operate its properties and assets, perform all of its obligations under contracts to which it is a party or by which it is bound, and carry on its business as it currently is conducted. AST has delivered to WT true and complete copies of the governance and organizational documents of AST, each as amended and in effect on the date hereof.
     4.2 Authority. AST has all requisite power and authority to execute, deliver, and perform this Agreement and each other Transaction Document to which it is to be a party. This Agreement and each other Transaction Document to be executed, delivered, and performed by AST in connection with the Transactions have been duly and validly approved by all necessary action of AST. This Agreement and each other Transaction Document to which AST is a party represents or, when executed and delivered, will represent, the valid and legally binding obligation of AST, enforceable against it in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter relating to creditors’ rights generally or (b) general principles of equity, whether asserted in a proceeding in equity or at law.

     4.3 Governmental Filings; Non-Contravention; Client Consents.
          (a) No notices, reports, applications, or other filings are required to be made by AST with, nor are any Governmental Approvals required to be obtained by AST from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation by AST of the Transactions, except for such notices, reports, applications and other filings (1) set forth on Section 4.3(a) of the Seller Disclosure Schedule or (2) as may be required under the HSR Act.
          (b) Except as set forth on Section 4.3(b) of the Seller Disclosure Schedule, the execution, delivery, and performance of this Agreement and each other Transaction Document to be executed, delivered, and performed by AST in connection with the Transactions do not and will not: (1) conflict with or violate the certificate of incorporation or bylaws of AST; (2) conflict with, violate, or result in a default of any Material Contract; (3) conflict with, violate, result in a violation of, or constitute a default under, any Applicable Law or any order of or restriction imposed by any court or other Governmental Authority on, AST or its properties or assets; (4) require AST to obtain any Consent, approval, waiver, or license from, or make any filing with, any Person (other than a Governmental Authority or a Client of AST); or (5) give rise to a right of termination, cancellation, amendment or acceleration of an obligation or loss of a benefit affecting, or result in the creation or imposition of any Liens on, any of AST’s properties or assets.
          (c) Except as set forth on Section 4.3(c) of the Seller Disclosure Schedule, the execution, delivery, and performance of this Agreement and each other Transaction Document to be executed, delivered, and performed by AST in connection with the Transactions do not and will not require AST to obtain any Consent, approval, or waiver from any Client.
     4.4 Capitalization.
          (a) The Stock constitutes all of the issued and outstanding shares of capital stock of AST. Sellers are, and on the Closing Date shall be, the record and beneficial owners of all right, title, and interest in and to all of the Stock and have good and transferable title thereto. Section 4.4(a) of the Seller Disclosure Schedule sets forth a true and complete list of the name and address of each owner of any shares of the Stock and the number of shares so owned. Sellers are the only legal and beneficial owners of the Stock. Other than the Stock, there are no other issued and outstanding securities of AST. There are no (1) outstanding options, warrants, puts, calls, commitments, agreements, subscriptions, contracts, preemptive, rights of first refusal, or other rights to purchase, issue, or otherwise acquire the Stock or any other securities of AST or (2) obligations or securities convertible into or exchangeable for shares of the Stock or other securities of AST. None of the Stock or other securities of AST is subject to any Lien. No legend or other reference to any purported Lien appears on any certificate representing issued and outstanding Stock. All of the shares of outstanding Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of AST’s capital stock are held in treasury. None of the outstanding shares of outstanding Stock was issued in violation of the Securities Act or other Applicable Law.
          (b) There are no existing rights, agreements, or commitments obligating or that might obligate AST to issue, transfer, sell, or redeem any Stock or other securities of AST.
     4.5 Subsidiaries and Other Relationships. AST: (a) does not have any Subsidiaries; (b) does not own, directly or indirectly, any capital stock of or other equity interest or proprietary interest in any Person or in any other entity or enterprise; (c) does not serve as a general partner or limited partner of any partnership or as a managing member or member of any limited liability company; (d) is not an Affiliate of any other Person; (e) except as set forth in Section 4.5 of the Seller Disclosure Schedule, is not a party to any joint venture, profit-sharing, or similar agreement regarding the profitability or financial results of AST or the division of revenues or profits of AST; and (f) does not own or have any contract to acquire or dispose of any equity securities or other securities of any Person or any direct or indirect equity or ownership in any business. Notwithstanding the foregoing, for purposes of Sections 4.5(a), (b), (c), (d), and (f), all equity interests in or voting control of any corporation, company, limited liability company, association, joint venture, partnership, or other organization held by AST as a trustee or custodian shall be disregarded.
     4.6 Business. AST is currently, and since February 10, 2006, has been, engaged solely in the business of providing the Services to its clients. During the Original Trust Business Period, the Original Trust Business was engaged solely in the business of providing the Services to its clients.
     4.7 Assets. AST has good and marketable title to all of the assets it owns. No asset owned by AST is subject to any Lien in favor of any Person, other than Permitted Liens, and all such assets are accounted for in the Financial Statements in accordance with GAAP. The assets owned and leased by AST include all assets necessary for the conduct of, or otherwise material to, AST’s business as currently conducted by AST, and the leasehold improvements, furniture, fixtures, equipment and other tangible personal property used in AST’s business are in suitable working condition for AST’s current uses of them. AST does not own any real property. To the Knowledge of AST, no personal property owned by AST is subject to any Lien except for Permitted Liens. Section 4.7 of the Seller Disclosure Schedule sets forth a true and complete list of:
          (a) All leases for real property (“Real Property Leases”) by AST together with the location of that property, monthly lease payments, and lease termination dates, true and complete copies of which have been delivered by AST to WT;
          (b) All personal property leases (“Personal Property Leases”) under which AST is obligated to make annual lease payments to any Person in excess of $50,000, true and complete copies of which have been delivered by AST to WT; and
          (c) All personal property owned by AST together with the book value thereof that is reflected on AST’s books.
     4.8 Clients and Services.
          (a) Section 4.8(a) of the Seller Disclosure Schedule sets forth a true and complete list of (1) the names of all Clients of AST as of June 30, 2007, and (2) AST’s revenue attributable to each such Client for the six months ended June 30, 2007. True and complete copies of the fee schedules applicable to each Client listed in Section 4.8(a) of the Seller Disclosure Schedule have been made available to WT.
          (b) Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, neither AST nor any director, officer, employee, or agent, any other Person associated with or acting for or on behalf of AST, has paid, nor will AST or any such Person pay, any Person, directly or indirectly, for soliciting business of any kind for AST.
     4.9 Receivables. All accounts receivable set forth on the books and records of AST, to the extent not paid in full by the account debtor prior to the date hereof, (a) are valid; (b) have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice; (c) except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, are not more than 120 days past due (accounts receivable that are more than 120 days past due are referred to herein as the “Aged Accounts Receivable”); and (d) are not subject to any prior Lien and are not subject to valid defenses, set-offs, or counterclaims, and there are no refunds, discounts, or other adjustments payable in respect of any such account receivable.
     4.10 Contracts.
          (a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a list of each of the following Contracts to which AST is party or by which it or any of its properties or assets is bound (each Contract listed in Section 4.10(a) of the Seller Disclosure Schedule, together with each Contract of AST with a Client, a “Material Contract”):
               (1) all Contracts with Persons, other than Contracts with Clients, involving payments by or to AST in excess of, or that would reasonably be expected to be in excess of, $50,000 for (A) the twelve-month period ending on December 31, 2007 or (B) any consecutive twelve-month period after December 31, 2007;
               (2) all Contracts with third-party administrators;
               (3) all Contracts that require AST to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
               (4) all Contracts that are notes, debentures, bonds, equipment trusts, letters of credit, loans, or other Contracts for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business), pledges, or guarantees of the Indebtedness of any other Person;
               (5) all Contracts that restrict the ability of AST to engage in any line of business, acquire any property, develop or distribute any product, provide any service, compete with any Person, or solicit any customer or Client;
               (6) all Contracts that relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

               (7) all Contracts with any Affiliate of AST other than (A) Contracts listed in Section 4.11 of the Seller Disclosure Schedule, or (B) Contracts listed in Section 4.20 of the Seller Disclosure Schedule;
               (8) all joint venture, partnership, or other similar Contracts;
               (9) all Contracts under which AST shares with any other Person revenues or commissions; and
               (10) all Contracts of AST relating to the acquisition, issuance, voting, registration, sale or transfer, preemptive rights, right of participation, right of first refusal, repurchase, or redemption rights, with respect to any securities of AST.
     The Contracts listed in Section 4.10(a) of the Seller Disclosure Schedule do not relate to Real Property Leases, Employment Arrangements, or AST Licenses, such items being the subject of Sections 4.7, 4.11, or 4.22(d), respectively.
          (b) AST is not in default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in any Material Contract, Real Property Lease, Personal Property Lease, Employment Arrangement, or AST License, and, to the Knowledge of AST, the other parties thereto are not in default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in any such Material Contract, Real Property Lease, Personal Property Lease, Employment Arrangement, or AST License. Each Material Contract, Real Property Lease, Personal Property Lease, Employment Arrangement, and AST License to which AST is a party is in full force and effect and constitutes a valid and legally binding obligation of AST, enforceable against AST in accordance with its terms, and, to the Knowledge of AST, against the other parties thereto in accordance with its respective terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter relating to creditors’ rights generally or (2) general principles of equity, whether asserted in a proceeding in equity or at law. There is not under any Material Contract, Real Property Lease, Personal Property Lease, Employment Arrangement, or AST License an existing breach or event that, with the giving of notice, the lapse of time, or both, would become a breach on the part of AST or, to the Knowledge of AST, on the part of any other party thereto. True and complete copies of all Material Contracts have been made available to WT.
          (c) Section 4.10(c) of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts to which AST is a party or by which it or any of its properties or assets is bound, other than (i) Material Contracts, (ii) Real Property Leases, (iii) Employment Arrangements, (iv) AST License, and (v) Contracts to which AST is a party solely in its capacity as a trustee, custodian, or agent in connection with providing Services to a Client.
          4.11 Employment Arrangements.
          (a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, AST does not have any obligation, contingent or otherwise, under (1) any written or oral employment, collective bargaining, or other labor agreement, (2) any written or oral agreement containing severance or termination pay arrangements, (3) any written or oral deferred compensation agreement, retainer, or consulting arrangement (except any AST Employee Plan listed in Section 4.21(d) of the Seller Disclosure Schedule), (4) any pension or retirement plan, bonus, or profit-sharing plan, or stock option or stock purchase plan (except any AST Employee Plan listed in Section 4.21(d) of the Seller Disclosure Schedule), or (5) any other written or oral employee contract or non-terminable employment arrangement (collectively, (1) — (5) are the “Employment Arrangements”). AST is not in default with respect to any term or condition of any Employment Arrangement.
          (b) Except as set forth on Section 4.11(b) of the Seller Disclosure Schedule, hereto, no current or former employee or consultant of AST is on a leave of absence, including short-term or long-term disability leave or leave covered under the Family and Medical Leave Act of 1993 or the Uniformed Services Employment and Reemployment Rights Act of 1994. No current or former employee or consultant of AST or any child or present or former spouse of any such individual is receiving benefits under COBRA or is entitled to elect COBRA coverage under any AST Employee Plan as a result of any event occurring prior to Closing.
     4.12 Financial Statements.
          (a) AST has delivered to WT an unaudited balance sheet, income statement, and statement of cash flows of AST as of December 31, 2007 and for the twelve months then ended (collectively, the “Financial Statements”), as set forth in Section 4.12(a) of the Seller Disclosure Schedule.
          (b) The Financial Statements, subject to the qualifications and exceptions noted thereon or in the notes thereto: (1) have been prepared on an accrual basis in accordance with GAAP applied on a consistent basis throughout the period indicated, except that the Financial Statements do not contain any footnotes required by GAAP, and (2) fairly present the financial condition of AST as of the dates thereof and the results of operations for the period then ended. AST has maintained since January 4, 2007, and ASTT maintained during the Original Trust Business Period with respect to the Original Trust Business, books and records accurately reflecting its transactions in reasonable detail and accounting controls, policies, and procedures sufficient to ensure that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (C) access to its properties and assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) AST does not have any debt, obligation, or liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim or any off-balance sheet financial obligation, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition, except (1) those specifically reflected or reserved against on the Financial Statements (but only to the extent so reflected or reserved against) and (2) liabilities incurred in the ordinary course of business since the date of the Financial Statements consistent with past practices.
          (d) Except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, AST does not have any outstanding Indebtedness.
          (e) When delivered prior to the Closing, the Interim Financial Statements shall fairly present the Aged Accounts Receivable as of the date thereof and shall reflect the liability and corresponding expense associated with the Bonus Payment (including taxes and other amounts legally required to be withheld in connection with the payment thereof).
     4.13 Absence of Certain Changes. Between December 31, 2007 and the date hereof, (a) no event or condition, individually or in the aggregate, has had a Material Adverse Effect on AST, and, to the Knowledge of AST, there is no impending event or condition that would have a Material Adverse Effect on AST, and (b) AST has not:
          (1) Suffered any damage, destruction, or loss of physical property (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;
          (2) Created, incurred, or assumed any liability other than in the ordinary course of business, consistent with past practices, or guaranteed any liability;
          (3) Instituted, settled, or agreed to settle any litigation, action, or proceeding before any Governmental Authority relating to AST or its business, affairs, properties, or assets;
          (4) (A) Breached any Material Contract, Real Property Lease, Personal Property Lease, Employment Arrangement, or AST License; (B) other than cancellations or written threats of cancellations of any Contract with a Client in the ordinary course of business, received any written cancellation, or any written threat of cancellation, of any Material Contract, Real Property Lease, Personal Property Lease, or AST License; (C) other than amendments or terminations of any Contract with a Client in the ordinary course of business, made or permitted any amendment or the termination of any Material Contract, Real Property Lease, Personal Property Lease, or AST License; or (D) received any written cancellation, or written threat of cancellation of, or made or permitted any amendment or the termination of, any AST License or Employment Arrangement;
          (5) Made any change in its accounting principles, policies, practices, or related methodologies, except in accordance with GAAP, or any change to its methods of reporting material items of income and deductions for federal income tax purposes, except as required by changes in Applicable Law;
          (6) Received any notice from any Governmental Authority, lessor of any Leased Real Property, or any insurance company that has issued a policy with respect to any portion of the Leased Real Property of material zoning, building, fire, or health code violations with respect to the Leased Real Property, or material violations pertaining to the use and occupancy of the Leased Real Property;
          (7) Transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property owned by AST, or modified any material existing right with respect thereto;
          (8) Entered into any transaction or transactions (A) not in the ordinary course of business or relating to the automatic extension or renewal of a Material Contract without any action on the part of AST, which transaction or transactions have a value individually in excess of $50,000 or in excess of $100,000 in the aggregate; or (B) in the ordinary course of business with any Client or joint venture or alliance partner, which transaction or transactions involve fees or payments by or to AST (excluding in the case of payments to AST, payments by Clients) in a continuous twelve-month period individually in excess of $250,000 or in excess of $500,000 in the aggregate;
          (9) Made any capital expenditure in excess of $250,000;
          (10) Sold, transferred, leased to others, or otherwise disposed of, or agreed to sell, transfer, lease, or otherwise dispose of, any portion of any assets having a fair market value at the time of sale, transfer, or disposition of $50,000 or more in the aggregate, or forgiven, cancelled, or compromised, or agreed to forgive, cancel, or compromise, any debts or claims involving $50,000 individually or in the aggregate, or waived or released any material right, other than in the ordinary course of business, consistent with past practice;
          (11) Had any resignation or termination of employment, or received any written notice of any threatened or impending resignation or termination of employment, of any of its officers, senior members of management, or executive-level consultants;
          (12) Made any prepayment of any accounts payable, delayed or extended payment or payment terms of any trade payables (whether by contract, amendment, act, deal, or course of dealing) or paid other obligations, other than in the ordinary course of business, consistent with past practice, or made any other cash payment other than in the ordinary course of business; or
          (13) Subjected to any Lien (other than Permitted Liens) the Leased Real Property or any other property or asset of AST.
     In addition, notwithstanding the foregoing, except in the ordinary course of business, consistent with past practices, since August 6, 2007, AST has not made any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or paid or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe, or severance benefit or vacation pay, or adopted or increased any benefit under any insurance, pension, or other employee benefit plan, payment, or arrangement made to or in respect of any of the officers, senior members of management, or executive-level consultants set forth on Section 4.13(b) of the Seller Disclosure Schedule.
     4.14 Ordinary Course of Business.
          (a) Since the date of the Financial Statements, AST has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business, consistent with past practice.

          (b) AST is not restricted from (1) competing with any Person in any respect, whether related to the business of AST or otherwise, (2) carrying out the business of AST or otherwise providing any Services, or (3) soliciting or accepting any Person to be a client of the business of AST.
     4.15 Litigation and Compliance with Laws.
          (a) Except as set forth in Section 4.15 of the Seller Disclosure Schedule, there are no orders, writs, injunctions, decrees, or unsatisfied judgments, or actions, suits, claims, proceedings, or investigations pending or, to the Knowledge of AST, threatened against (1) AST or (2) any of AST’s current or former directors, officers, or employees and that relate to AST. Section 4.15 of the Seller Disclosure Schedule sets forth a true and complete list of any such actions, suits, claims, proceedings, or investigations for which AST is responsible to pay ongoing costs and expenses.
          (b) (1) AST is currently, and since February 10, 2006, has been, in full compliance with all Applicable Laws. During the Original Trust Business Period, the Original Trust Business was conducted by ASTT in full compliance with all Applicable Laws. For purposes of this Section 4.15(b)(1) as it relates to AST, the term “Applicable Law” does not relate to: (i) anti-money laundering matters, such items being the subject of Section 4.15(b)(1)(C), (ii) matters regulated by Office of Foreign Assets Control, such items being the subject of Section 4.15(b)(1)(D), (iii) environmental matters, such items being the subject of Section 4.16, (iv) tax and ERISA matters, such items being the subject of Section 4.19, (v) employee benefit matters, such items being the subject of Section 4.21, and (vi) privacy matters, such items being the subject of Section 4.25.
                    (A) Neither AST nor, to the Knowledge of AST, any Person “associated” (as that term is defined under the Advisers Act) with AST has, within five years prior to the date hereof, been convicted of any crime or is or has been subject to any disqualification in each case that would be the basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) or 206(4) of the Advisers Act or Rule 206(4)-4(b) thereunder or for disqualification as an investment adviser for any investment company pursuant to Section 9 of the Investment Company Act of 1940, as amended;
                    (B) Neither AST nor, to the Knowledge of AST, any Affiliate of AST is subject to (1) a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of registration as a broker-dealer, municipal securities dealer, government securities broker, or government securities dealer under Section 15, Section 15B, or Section 15C of the Exchange Act, or (2) a disqualification that would be the basis for censure, denial, suspension, or revocation of a certificate as an investment adviser under Section 203(e) of the Advisers Act, and, to the Knowledge of AST, there is no reasonable basis for, or proceeding or investigation, whether formal or informal or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, denial, limitations, suspension, or revocation;
                    (C) AST is currently operating, and since February 10, 2006,

has been operating, in full compliance with, and during the Original Trust Business Period, the Original Trust Business was operated by ASTT in full compliance with, all Applicable Laws adopted in connection with Title III of the USA PATRIOT Act (Pub. L. No. 107-56), the Bank Secrecy Act (31 U.S.C. Sections 5322 et seq.), and other applicable anti-money laundering requirements (collectively, “AML Compliance Requirements”). AST has adopted written policies and procedures and implemented appropriate internal controls (collectively, “Internal Controls”) meeting the standards set forth in the AML Compliance Requirements, reasonably designed to mitigate the risks that its operations or facilities may be used to support money laundering and/or terrorist financing. AST’s Internal Controls include, as appropriate: (1) the filing of currency transaction reports and suspicious activity reports; (2) the collection of customer identification and other “know your customer” information and the exercise of other due diligence in identifying customers; (3) the maintenance of customer due diligence and transaction records; (4) the deployment of enhanced due diligence with respect to foreign correspondent accounts, private banking accounts, and accounts of senior foreign political figures consistent with the requirements of Section 312 of the USA PATRIOT Act; (5) obtaining certifications from foreign banks with respect to no involvement of shell banks; (6) designating appropriate responsible AML Compliance Requirements personnel; (7) ongoing training of employees; and (8) ongoing testing and monitoring of customer accounts, along with an annual independent audit of the effectiveness of AST’s Internal Controls. Neither AST nor ASTT (with respect to the Original Trust Business) has received any adverse examination comment from any Governmental Authority or been cited for any violation of an AML Compliance Requirement. To the Knowledge of AST, no Governmental Authority intends to cite AST for a violation of any AML Compliance Requirement.
                    (D) AST is currently operating, and since February 10, 2006, has been operating, in full compliance with, and during the Original Trust Business Period, the Original Trust Business was operated by ASTT in full compliance with, the requirements of the Office of Foreign Assets Control (“OFAC Compliance Requirements”), as further described on the U.S. Treasury Department OFAC Division website, www. Treas.gov/ofac. AST has adopted Internal Controls reasonably designed to ensure that it is not engaging in transactions with, and/or providing services to, Persons prohibited on OFAC’s “Specially Designated Nationals/Blocked Persons” list or to countries or territories sanctioned by OFAC. Any self-reporting made by AST to a Governmental Authority since February 10, 2006 with respect to violations of the OFAC Compliance Requirements and any self-reporting made by ASTT to a Governmental Authority during the Original Trust Business Period relating to the Original Trust Business is summarized in Section 4.15(b)(1)(D) of the Seller Disclosure Schedule. To the Knowledge of AST, no Governmental Authority intends to cite AST for a violation of any OFAC Compliance Requirement.
               (2) Except for AST’s registration as a trust company with the Delaware Bank Commissioner and the Arizona Banking Department, and except for the qualifications set forth in Section 4.1 of the Seller Disclosure Schedule, AST is not required to be licensed, registered, and/or qualified with any Governmental Authority.
          (c) Section 4.15(c) of the Seller Disclosure Schedule sets forth a true and complete list, and the timing for submission, of all reports required to be submitted by AST to each of the Delaware Bank Commissioner and the Arizona Banking Department.

          (d) Section 4.15(d) of the Seller Disclosure Schedule sets forth a true and complete list of each unsatisfied judgment, order, writ, injunction, decree, demand, action, or assessment issued by any court or any federal, state, municipal, or other Governmental Authority relating to AST or any aspect of its business, affairs, properties, or assets. AST is not in default with respect to any such judgment, order, writ, injunction, decree, demand, or assessment. Neither AST nor, to the Knowledge of AST, any director, officer, or employee of AST, is subject to any cease-and-desist order or other order, directive, or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or has been ordered to pay any civil monetary penalty by, any Governmental Authority, nor has AST or, to the Knowledge of AST, any director, officer, or employee of AST, been advised that any Governmental Authority is considering issuing, initiating, or ordering any such action.
          (e) AST is not charged nor, to the Knowledge of AST, threatened with or under investigation by a Governmental Agency with respect to any violation of any Applicable Law. There is no unresolved violation, criticism, or exception asserted by any Governmental Authority to AST with respect to any report or statement relating to any examination, investigation, inspection, or audit of AST.
     4.16 Environmental Matters.
          (a) AST is currently operating, and since February 10, 2006, has operated, its business at the properties identified in Section 4.7 of the Seller Disclosure Schedule (“Leased Real Property”) in material compliance with all applicable federal, state, and local statutes, ordinances, regulations, and rules enacted or promulgated to protect air, water, land, and human health and welfare (including, without limitation, amendments thereto (collectively, “Environmental Laws”), and with the terms of all leases addressing Environmental Laws. ASTT operated the Original Trust Business at the Leased Real Property during the Original Trust Period in material compliance with all applicable Environmental Laws and with the terms of all leases addressing Environmental Laws.
          (b) AST is not subject to any liability, penalty, or expense (including legal fees) by virtue of:
               (1) Any violation of any Environmental Law;
               (2) Any activity conducted on or with respect to any property owned or leased by AST;
               (3) Any environmental condition existing on or with respect to any property owned or leased by AST, in each case whether or not AST permitted or participated in that act or omission;
               (4) Any off-site transportation, storage, treatment, or disposal of any hazardous substance or waste; or
               (5) The presence of polychlorinated biphenyls, asbestos-containing material, urea formaldehyde insulation, or storage tanks at any Leased Real Property.

          (c) To the Knowledge of AST, none of the Leased Real Property is listed or proposed for listing on the National Priorities List Pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any state or local list of sites requiring investigation or cleanup.
          (d) AST has furnished WT copies of all environmental reports, studies, or audits in its possession conducted on its behalf relating to the Leased Real Property.
          (e) AST has not received any communication from a Governmental Authority requesting information relating to any environmental condition on the Leased Real Property.
     4.17 No Broker Dealer; No Investment Adviser.
          (a) AST is not a “broker” or “dealer” (in each case, as defined in the Exchange Act), and is not required to register or be registered as a “broker” or “dealer” (1) with the SEC pursuant to the Exchange Act or any other applicable federal securities law, (2) with any self-regulatory organization (including, without limitation, FINRA) pursuant to its membership and registration rules, or otherwise, or (3) with any state pursuant to any applicable state securities or insurance law in order to conduct its business as currently conducted.
          (b) AST is not an “investment adviser” (as defined in the Advisers Act), and is not required to register or be registered as an “investment adviser” (1) with the SEC pursuant to the Advisers Act or any other applicable federal securities law, or (2) with any state pursuant to any applicable state securities law in order to conduct its business as currently conducted.
     4.18 Insurance Policies.
          (a) Section 4.18 of the Seller Disclosure Schedule set forth a true and complete list of the liability, property and casualty, workers’ compensation, directors’ and officers’ liability, key man, surety bonds, and other insurance contracts (“Policies”) that insure AST’s business or the directors, officers, or employees of AST.
          (b) Except as set forth in Section 4.18(b)(1) of the Seller Disclosure Schedule, since February 10, 2006, AST has not made any insurance claim under any Policies (or other insurance contracts or bonds in effect at the time). Except as set forth in Section 4.18(b)(2) on the Seller Disclosure Schedule, since January 8, 2004, ASTT has not made any insurance claim under its insurance contracts or bonds relating to the Original Trust Business.
          (c) Each Policy is valid and binding, in full force and effect, and enforceable according to its terms and no material default has been committed under any of the Policies. All premiums due and payable under the Policies have been timely paid, the policyholders are otherwise in material compliance with the terms and conditions of those Policies, and the policyholders have no reason to believe that any insurer would not renew a Policy on substantially the same terms and conditions (or would not do so if it knew of an event known to the Knowledge of AST but not to the insurer). To AST’s Knowledge, there is no loss or circumstance that could give rise to a loss or a claim for a loss under any of the Policies.
     4.19 Tax and ERISA Matters.

          (a) (1) AST has, since February 10, 2006, (A) paid or caused to be paid all Taxes (other than current Taxes the liability for which is adequately provided for in the Financial Statements) required to be paid by it and (B) in accordance with Applicable Law, duly and timely filed all Tax Returns required to be filed by it. All such Tax Returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. No taxing authority is now asserting or, to the Knowledge of AST, threatening to assert against AST any deficiency or claim for additional Taxes.
               (2) With respect to the Original Trust Business, ASTT has, since January 8, 2004, (A) paid or caused to be paid all Taxes required to be paid by it and (B) in accordance with Applicable Law, duly and timely filed all Tax Returns required to be filed by it. All such Tax Returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. No taxing authority is now asserting or, to the Knowledge of AST, threatening to assert against ASTT any deficiency or claim for additional Taxes with respect to the Original Trust Business.
          (b) No Seller is a “foreign person” within the meaning of Code Section 1445.
          (c) There are no Liens for Taxes upon any of the properties or assets of AST, other than with respect to Taxes not yet due and payable.
          (d) No examination or audit of any Tax Return relating to any Taxes of AST since February 10, 2006 (or of ASTT since January 8, 2004, with respect to the Original Trust Business) or with respect to any Taxes due from or with respect to AST since February 10, 2006 (or from or with respect to ASTT since January 8, 2004, with respect to the Original Trust Business) by any taxing authority is currently in progress or, to the Knowledge of AST, threatened or contemplated. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to AST since February 10, 2006 (or from or with respect to ASTT since January 8, 2004, with respect to the Original Trust Business), for any taxable period. No power of attorney granted by or with respect to AST (or ASTT, with respect to the Original Trust Business) relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local, or foreign law) has been entered into by or with respect to AST (or ASTT, with respect to the Original Trust Business).
          (e) No Governmental Authority in any jurisdiction in which AST does not, or ASTT did not, file or join in the filing of a Tax Return has, since February 10, 2006, in the case of AST, and since January 8, 2004, in the case of ASTT, made a claim that either AST or ASTT (with respect to the Original Trust Business) is required to file or join in the filing of a Tax Return for that jurisdiction.
          (f) AST (1) is not and has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, and (2) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (g) All Taxes required to be withheld, collected, or deposited by or with respect to AST since February 10, 2006 (or by ASTT with respect to the Original Trust Business since January 8, 2004) have been timely withheld, collected, or deposited, as the case may be and, to the extent required, have been duly and timely remitted to the relevant taxing authority.
          (h) AST is not a party to, bound by, or has any obligation under any tax allocation or sharing agreement.
          (i) AST has never been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
          (j) AST has never engaged in any transaction that has given or will give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (4) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.
          (k) AST is currently (except as may result from the transfer of the Stock pursuant to this Agreement, which may have the effect of terminating AST’s “S” corporation status as of the close of the day preceding the Closing Date), and since January 4, 2007, has been, properly classified and qualified as an “S” corporation under the Code and any applicable state, local, or foreign laws. AST has not been and is not currently liable for any Taxes imposed under Section 1375 of the Code (or similar provisions under state, local, or foreign laws).
          (l) As of the date of this Agreement, the states in which AST’s current income or operations subject it to state income or franchise Tax are Arizona, Colorado, Connecticut, Delaware, Illinois, Massachusetts, Minnesota, New York, Ohio, Oregon, Rhode Island, and Vermont.
          (m) (1) With respect to each “employee benefit plan” (as defined in Section 3(3) of ERISA) or retirement account or other plan that (i) is or elects to be subject to Title I of ERISA; (ii) is or elects to be subject to Section 4975 of the Code; (iii) is a person or entity the assets of which are treated as including the assets of any plan described in (i) or (ii) or both by application of Section 3(42) of ERISA and 29 C.F.R. § 2510.3-101; or (iv) is a plan or entity that is subject to any federal, state, or local law that is substantially similar to Section 406 or ERISA or Section 4975 of the Code (a “Similar Law”) (each such plan, entity, or other person described in (i)-(iv) of clause (A) is referred to as an “ERISA Plan” for purposes of this Section 4.19(m)) as to which AST provides or has provided services, AST has not (A) engaged or participated in or caused an ERISA Plan to engage or participate in any transaction that it knows or should know constitutes a transaction prohibited by Section 406 of ERISA, Section 4975 of the Code, or a Similar Law for which no exemption is available, (B) been assessed the excise taxes described in Section 4975(a) or (b) of the Code or has reason to believe that such excise tax may be assessed, (C) filed under the “Voluntary Fiduciary Correction Program of the

Department of Labor” described in 71 Fed. Reg. 20,261 (April 19, 2006) or any predecessor to that program, or (D) violated (to the Knowledge of AST), been found by a court of competent jurisdiction to have violated, or been charged by any state or federal agency of violating any fiduciary obligation to an ERISA Plan. AST has adopted and implemented and has in place compliance procedures designed to preclude it, and the officers, directors, and employees of AST, from engaging in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code (a “Prohibited Transaction”).
               (2) If AST provides or has at any time provided services as a fiduciary to an ERISA Plan, it is and has at all such times always been a “Qualified Professional Asset Manager” (“QPAM”) as defined in U.S. Department of Labor Prohibited Transaction Exemption (“PTE”) 84-14, Part V(a), and is not and has not been prevented from serving as a QPAM by application of PTE 84-14, Part I(g). AST is able to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.
               (3) AST has complied with the applicable requirements of ERISA, the Code, and Similar Law with respect to each Client of AST that is an ERISA Plan.
     4.20 Certain Transactions. Except (a) for participation in the employee benefit plans set forth in Section 4.21(d) of the Seller Disclosure Schedule, and (b) as contemplated by this Agreement, none of any Seller, Karfunkel, ASTT, or any director, officer, or employee of AST or ASTT (each, a “Related Party”), is, directly or indirectly, a party to any transaction with AST. For purposes of this Section 4.20, the term “transaction” includes, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by or otherwise requiring payments to or from AST or any Related Party (or any other Person or other entity in which any Related Party has an interest or is an officer, director, stockholder, trustee, member, or partner). Without limiting the foregoing, except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, AST does not receive and is not entitled to any referral or other fee for recommending an investment adviser, insurer, accountant, broker-dealer, trustee, or other service provider to any of its clients.
     4.21 Employee Benefit Plans.
          (a) Each AST Employee Plan (as that term is defined in Section 4.21(d) below) has at all times complied with all Applicable Laws, including the Code and ERISA and, in the case of any AST Employee Plan that is a multiple employer welfare arrangement, applicable state insurance and other laws. Except as set forth below, each AST Employee Plan that is maintained as of the Closing Date and that is intended to be qualified under Section 401(a) of the Code (each, an “AST Qualified Plan”) is, in its current form, subject to a determination letter issued by the Internal Revenue Service with respect to its tax-qualified status and those qualification requirements of Section 401(a) of the Code that are, under Internal Revenue Service rules, covered by a basic determination letter (or, in the case of a plan based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which AST is entitled to rely under applicable Internal Revenue Service procedures). Section 4.21(a) of the Seller Disclosure Schedule sets forth a true and complete list of each amendment to each AST Qualified Plan adopted on or after the date of such determination letter or advisory opinion, as applicable. With respect to any

“disqualifying provision,” as defined in Treas. Reg. Section 1.401(b)-1(b), contained in any such amendment, the remedial amendment period applicable to such disqualifying provision under Section 401(b) of the Code has not expired. No event or omission has occurred that could reasonably be expected to cause any such AST Qualified Plan not to be so qualified or for any trust thereunder not to be tax-exempt under Section 501(a) of the Code.
          (b) AST does not have, and no ERISA Affiliate has, and within the past ten years neither AST nor any ERISA Affiliate has had, an obligation to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or any other Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. AST does not have any obligation to provide health care or other non-pension benefits to any of its former employees, directors, or other service providers (other than “continuation coverage” under the Consolidated Omnibus Reconciliation Act of 1985 required to be provided by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law (together, “COBRA”)), nor are any such benefits provided for in any AST Employee Plan.
          (c) With respect to each AST Employee Plan, there has been no transaction prohibited by Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary responsibility under Title I of ERISA that could reasonably be expected to result in any tax, penalty, or liability, direct or indirect, of AST. There are no actions, suits, or claims (other than routine claims for benefits) pending or, to the Knowledge of AST, threatened with respect to any AST Employee Plan.
          (d) The terms “Employee Plan,” “employee plan,” or “Plan” mean (1) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity compensation, change in control, pension, retainer, consulting, retirement, severance, welfare, or incentive plan, agreement, or arrangement, (3) any plan, agreement, or arrangement providing for fringe benefits or perquisites to employees, officers, directors, or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick, or other paid or unpaid leave, medical, dental, hospitalization, life insurance, disability, accident, and other types of insurance, and (4) any Employment Arrangement. Section 4.21(d) of the Seller Disclosure Schedule sets forth a true and complete list of each Employee Plan that AST now maintains, contributes to, or has any obligation to contribute to, provides benefits under, or has any liability under, whether actual or contingent, (each, an “AST Employee Plan”). AST has delivered to WT, to the extent applicable, true and complete copies of all plan documents, summary plan descriptions, and summaries of material modifications thereto, recordkeeping and other administrative service agreements, group insurance and annuity contracts, trust agreements, and the most recent Internal Revenue Service determination letter for the AST Employee Plans, including all amendments thereto, complete copies of the three most recent Forms 5500 filed with respect to that AST Employee Plan, and the three most recent actuarial reports with respect to that AST Employee Plan.
          (e) There is no matter pending or, to the Knowledge of AST, threatened, with respect to any AST Employee Plan before the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, or any other Governmental Authority.

          (f) AST has made full and timely payment of all amounts that are required of it under the terms of each AST Employee Plan and any related trust or collective bargaining agreement or that are otherwise required by law to be paid as a contribution to or with respect to each such AST Employee Plan with respect to all periods through the Closing. No AST Employee Plan is subject to Section 412 of the Code or to Section 302 or Title IV of ERISA.
          (g) There has been no act or omission by AST that has given rise to or may reasonably be expected to give rise to fines, penalties, taxes, or related charges under Section 4071 of ERISA or Chapter 43 of the Code or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.
          (h) AST is not, and has not at any time in the past seven years been, required to be aggregated with any entity under Sections 414(b), (c), (m), or (o) of the Code.
          (i) There are no claims (other than routine claims for benefits) pending or, to the Knowledge of AST, threatened with respect to any AST Employee Plan and no facts exist that could give rise to any such claim.
          (j) Each AST Employee Plan that, on or after January 1, 2005, is or has been in any part subject to the requirements of Section 409A of the Code, has been operated in compliance with the applicable requirements of Section 409A, or in a manner that would cause such Employee Plan to be exempt from the requirements of Section 409A.
          (k) No Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or Sections 4063 or 4064 of ERISA, or a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40), and neither AST nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such Plan.
          (l) The consummation of the Transactions contemplated by the Agreement alone, or in combination with a termination in connection with such Transactions of any employee, officer, director, stockholder, or other service provider of AST (whether current, former, or retired) or their beneficiaries, will not give rise to any liability under any Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder, or other service provider of AST (whether current, former, or retired) or their respective beneficiaries.
     4.22 Intellectual Property.
          (a) AST owns or has the valid and enforceable right to use pursuant to valid licenses, sublicenses, agreements, or permissions, all items of Intellectual Property necessary in the operation of AST’s business as currently conducted.
          (b) AST has not received any written notice alleging that AST has infringed upon any Intellectual Property rights of third parties. AST has not infringed upon any Intellectual Property rights of third parties, and, to the Knowledge of AST, no third party has infringed upon any Intellectual Property rights of AST.

          (c) Section 4.22(c) of the Seller Disclosure Schedule sets forth a true and complete list of each issued patent and each registered trademark, service mark, domain name, and copyright owned by AST (“Registered Intellectual Property”) and identifies each pending patent application or other application for registration that has been made with respect to any such Registered Intellectual Property owned by AST. With respect to each item of such Registered Intellectual Property owned by AST:
               (1) AST possesses all right, title, and interest in and to the item, free and clear of any Lien; and
               (2) No proceeding is pending or, to the Knowledge of AST, threatened that challenges the legality, validity, enforceability, use, or ownership of the item.
          (d) Section 4.22(d) of the Seller Disclosure Schedule sets forth a true and complete list of each item of Intellectual Property that is not owned by AST and that AST uses pursuant to a license, sublicense, agreement, or with permission (other than “shrink wrapped” or other generally available “off the shelf” software products), such Schedule listing the license, sublicense, agreement, or permission and any related maintenance agreement (the “AST Licenses”). AST has delivered to WT true and correct copies of all AST Licenses and any related maintenance agreement, each as amended to date. With respect to each such item of Intellectual Property identified in Section 4.22(d) of the Seller Disclosure Schedule: (1) the license, sublicense, agreement, or permission covering the item is in full force and effect; (2) AST has not received written notice regarding any actual or alleged breach, violation, or failure to comply with any such license, sublicense, agreement, or permission and AST is in compliance with any such license, sublicense, agreement, or permission and any related maintenance agreement; (3) to the Knowledge of AST, no breach, violation, or failure to comply under any such license, sublicense, agreement, or permission by the other party or parties thereto exists; (4) no proceeding is pending or, to the Knowledge of AST, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; (5) AST has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and (6) except as set forth in Section 4.22(d) of the Seller Disclosure Schedule, there are no maintenance fees, “right to use” fees, license fees, taxes, annuity fees, or other costs with respect to any license, sublicense, agreement, or permission covering the Intellectual Property which would obligate AST to make payments in excess of $50,000 in any fiscal year.
          (e) To the Knowledge of AST, there are no defects or Viruses in any material proprietary software owned by AST that prevent or would prevent such software from performing in all material respects the tasks and functions that it is intended to perform.
          (f) There are no outstanding or unpaid (whether or not billed) “right to use” or similar fees for any Intellectual Property that AST owns, has a right to use, or uses.
     4.23 Certain Payments. Neither AST nor, to the Knowledge of AST, any of its directors, officers, employees, agents, or representatives, or any other Person associated with or acting for or on behalf of AST, has directly or indirectly made a contribution, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of Applicable Law.
     4.24 Brokerage. AST has not incurred any obligation for a brokerage commission or finders’ fee in connection with the Transactions.
     4.25 Privacy. AST is currently operating, and since February 10, 2006 has operated, in compliance with all applicable U.S. federal and state privacy laws, including, without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, and any and all applicable regulations implementing either Act (collectively, the “Privacy Laws”). During the Original Trust Business Period, the Original Trust Business was conducted by ASTT in compliance with all Privacy Laws.
     4.26 No Known Regulatory Delays. There is no reason to believe that AST will be unable to promptly obtain (a) all Governmental Approvals that are necessary to complete the Transactions from all Governmental Authorities, and (b) all Consents that are required under this Agreement to be obtained by AST from Clients and other third parties, in each case, without undue delay, expense, or restriction.
     4.27 Corporate Records. The stock record books and minute books of AST covering the period from February 10, 2006 until the date of this Agreement, all of which have been furnished or made available to WT, are complete and accurate in all material respects and have been maintained in accordance with practices that are customary for similar businesses. All minutes books accurately reflect all material actions taken between February 10, 2006 and the date of this Agreement by AST’s board of directors, committees, and stockholders.
     4.28 Offices. Section 4.28 of the Seller Disclosure Schedule sets forth a true and complete list of the headquarters location of AST and the location of each other office maintained and operated by AST. Except as stated in Section 4.28 of the Seller Disclosure Schedule, AST does not maintain any other office or conduct business at any other location, and AST has not applied for or received permission to open any additional offices or operate at any other location.
     4.29 Safe Deposit Boxes and Bank Accounts. Section 4.29 of the Seller Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which AST maintains safe deposit boxes, lock boxes, or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.
     4.30 Power of Attorney. AST has not granted any Person a power of attorney or similar authorization that is currently in effect or outstanding.
     4.31 Indemnification. Except as set forth in Section 4.31 of the Seller Disclosure Schedule, other than pursuant to its certificate of incorporation or bylaws, AST is not a party to any indemnification agreement with any of its present or former managers, officers, directors, employees, agents or other Persons who serve or served in any other capacity with AST or any other enterprise at the request of AST (each, a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification by AST if such provisions were deemed in effect.
     4.32 Disclosure. No representation or warranty of Sellers or Karfunkel in this Agreement and no statement of Sellers or Karfunkel in the Seller Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS AND KARFUNKEL TO WT
     Sellers and Karfunkel jointly and severally represent and warrant to WT as follows, subject to the Seller Disclosure Schedule:
     5.1 Authority.
          (a) Each Seller and Karfunkel has duly executed and delivered this Agreement and has (or, by the time of execution and delivery, will have) duly executed and delivered each other Transaction Document to be executed and delivered by him, her, or it under this Agreement.
          (b) This Agreement and each other Transaction Document to which each Seller and/or Karfunkel is a party represents or, when executed and delivered, will represent, the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter relating to creditors’ rights generally or (2) general principles of equity, whether asserted in a proceeding in equity or at law.
     5.2 Stock. Each Seller (a) owns of record all of the Stock set forth in Section 4.4(a) of the Seller Disclosure Schedule opposite such Seller’s name, free and clear of any Lien, and (b) has all requisite power and full legal authority to sell to WT all of the Stock owned by such Seller, free and clear of all Liens. Sellers are the only stockholders of AST and ASTT.
     5.3 No Conflicts. Each Seller’s and Karfunkel’s execution, delivery, and performance of this Agreement and of each other Transaction Document to be delivered by it under this Agreement and the consummation of the Transactions, will not:
          (a) Conflict with, or result in a breach of, any provision of a contract, agreement, or undertaking to which such Seller or Karfunkel is a party or by which it or any of its properties or assets is bound;
          (b) Give rise to a right of termination, cancellation, or acceleration of an obligation or loss of a benefit affecting, or result in the imposition of any Liens on, the Stock or any of such Seller’s or Karfunkel’s properties or assets; or
          (c) Conflict with or violate Applicable Law.
     5.4 Consents; Governmental Approvals. Except as set forth in Section 4.3 of the Seller Disclosure Schedule, no Governmental Approval or approval, consent, or waiver of any other Person is required in connection with:
          (a) Any Seller’s or Karfunkel’s executing and delivering this Agreement and each other Transaction Document to be executed and delivered by him, her, or it under this Agreement;
          (b) Any Seller’s or Karfunkel’s performing his, her, or its obligations under this Agreement and each other Transaction Document to be executed and delivered by any Seller or Karfunkel under this Agreement; and
          (c) The consummation by any Seller or Karfunkel of the Transactions to which he, she, or it is a party.
     5.5 Brokerage. No Seller or Karfunkel has incurred or will incur any liability for a fee or commission to a broker, finder, investment banker, or other intermediary in connection with the Transactions.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WT TO SELLERS AND KARFUNKEL
     WT represents and warrants to Sellers and Karfunkel as follows:
     6.1 Organization. WT is a savings bank duly organized, validly existing, and in good standing under federal law.
     6.2 Authority. WT has all requisite power and authority to (a) own or use the properties and assets that WT purports to own or use and to and conduct its business and (b) execute, deliver, and perform this Agreement and the other Transaction Documents to be executed, delivered, and performed by it in connection with this Agreement and the Transactions. This Agreement and each other Transaction Document to be executed, delivered, and performed by WT in connection with the Transactions have been duly and validly approved by all necessary corporate action. This Agreement and each other Transaction Document to which WT is a party represents, or when executed and delivered will represent, the valid and legally binding obligation of WT, enforceable against it in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or similar laws now or hereafter in effect affecting creditors’ rights generally or (2) general principles of equity, whether asserted in a proceeding in equity or at law.

     6.3 Governmental Filings; Non-Contravention. Other than the filings and/or notices set forth in Schedule 6.3 (including those required to be made with the Federal Reserve Bank of Philadelphia, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Delaware Banking Commissioner, and the Arizona Banking Department), no notices, reports, applications, or other filings are required to be made by WT with, nor are any Governmental Approvals required to be obtained by it from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents, and the consummation by WT of the Transactions. Subject to the making or obtaining of all filings, notices, applications, licenses, consents, registrations, approvals, permits, or authorizations with, or of any relevant Governmental Authority with respect to the Transactions and the other Transaction Documents as set forth in Schedule 6.3, the execution, delivery, and performance of this Agreement and each other Transaction Document to be executed, delivered, and performed by WT in connection with the Transactions do not and will not: (a) conflict with or violate any provision of WT’s charter or bylaws; (b) violate, conflict with, or result in a default under any contract or obligation to which WT is a party or by which that Person’s assets are bound; (c) conflict with, violate, result in a violation of, or constitute a default under, any law, regulation, or rule, or any order of or restriction imposed by any court or other Governmental Authority on WT or any of its properties; and (d) except with respect to notices to be filed with the Office of Thrift Supervision and the Federal Deposit Insurance Corporate and a post-Effective Time notice to be filed or caused to be filed by WT with the Federal Reserve Bank of Philadelphia, require WT to obtain any approval, consent, or waiver of, or make any filing with, any Governmental Authority.
     6.4 Litigation. Except as set forth on Schedule 6.4, there are no orders, writs, injunctions, decrees, or unsatisfied judgments, and no actions, claims, suits, proceedings, or investigations pending or, to WT’s Knowledge, threatened against WT that, if adversely determined, might call into question the validity or hinder or delay the enforceability or performance of this Agreement or any other Transaction Document or have a Material Adverse Effect on WT or its assets or properties, taken as a whole.
     6.5 Investment Representations.
          (a) WT will acquire the Stock under the terms of this Agreement for its own account for investment and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling or distributing all or any part thereof. WT acknowledges that the Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and cannot be disposed of unless registered under the Securities Act and any applicable state laws or an exemption from that registration is available.
          (b) WT is sufficiently knowledgeable and experienced in making investments of this type as to be able to evaluate the risks and merits of its investment in the Stock, and is able to bear the economic risk of its investment in AST. WT acknowledges that the Stock is illiquid, that no market for the Stock exists, and that none is contemplated to be created.
          (c) WT is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

     6.6 No Known Regulatory Delays. WT has no Knowledge or reason to believe that WT will be unable to obtain (a) all Governmental Approvals from all Governmental Authorities that are necessary to complete the Transactions, and (b) all approvals, consents, and waivers from all other Persons that are required under this Agreement to be obtained by WT, in each case without undue delay, expense, or restriction.
     6.7 Brokerage. WT has not incurred any obligation for a brokerage commission or finders’ fee in connection with the Transactions.
     6.8 Availability of Funds. WT has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Transactions.
ARTICLE 7
COVENANTS OF SELLERS AND AST
     7.1 Conduct of Business. Until Closing, except as expressly set forth in this Agreement or unless WT consents in writing (with such consent not to be unreasonably withheld or delayed), AST will, and the Sellers jointly and severally shall cause AST to:
          (a) Conduct the business of AST only in the ordinary course, in a manner consistent with past practices, and in compliance with all Applicable Law;
          (b) Except as set forth on Schedule 7.1(b), not (1) change or amend the governance or organizational documents of AST or, except in the normal, usual, and customary manner in the ordinary and regular course of business, consistent with past practice, any Material Contract, Real Property Lease, Personal Property Lease, or AST License; or (2) breach any Material Contract, Real Property Lease, Personal Property Lease, or AST License;
          (c) Not (1) create, incur, assume, or guarantee any liability or Indebtedness, except as incurred in the ordinary course of business, consistent with past practice, in an aggregate amount not to exceed $50,000; or (2) loan or advance any funds;
          (d) Not: (1) make any distribution or pay any dividend; or (2) except for amounts that do not exceed $250,000, (A) acquire any property or asset; (B) make any capital expenditure; (C) sell, transfer, lease, assign, or dispose of, or agree to sell, transfer, lease, assign, or dispose of, any property, asset, or Client account; or (D) enter into any other transaction or transactions not in the ordinary course of business;
          (e) Not subject to any Lien, or permit any Lien to exist on, the Leased Real Property or any other property or asset of AST, other than Permitted Liens;
          (f) Not issue any (1) securities; (2) options, warrants, puts, calls, commitments, agreements, contracts, preemptive, rights of first refusal, or other rights to purchase, issue, or otherwise acquire any securities of AST; or (3) obligations or securities convertible into or exchangeable for securities of AST;
          (g) Maintain (including by renewal) the insurance policies listed in Section

4.18 of the Seller Disclosure Schedule;
          (h) Not: (1) except for hiring an employee in the ordinary course of business, consistent with past practices, enter into any employment arrangement; (2) enter into any written employment agreement, other than an (A) an offer letter in a form used by AST in the ordinary course of business, consistent with past practices, and which does not contain any terms providing for incentive compensation or severance or (B) allowing employees to participate in the Incentive Compensation Program described in Section 4.5(e) of the Seller Disclosure Schedule; (3) adopt or implement any Employee Plan described in Section 4.21(d)(1)-(3), other than (A) in the ordinary course of business, consistent with past practices, adoption or implementation of an Employee Plan described in Section 4.21(d)(3) (except for medical, dental, hospitalization, life insurance, disability, accident, or other type of insurance, which shall not be adopted or implemented) (B) entry into a consulting agreement in the ordinary course of business, and (C) providing severance to terminated employees as consideration for a release of claims, which severance amounts in no instance shall exceed four weeks of the terminated employee’s salary, (4) except as expressly contemplated by this Agreement, amend, modify, or terminate any employment agreement or AST Employee Plan, other than in connection with terminating the employment of an employee in the ordinary course of business, consistent with past practices; (5) except as expressly contemplated by this Agreement, terminate or modify the terms of employment of any natural person set forth in Schedule 7.1(h); or (6) except in the ordinary course of business, consistent with past practice, make any change in the rate of compensation, commission, bonus, benefits, or other direct or indirect remuneration payable to or in respect of AST’s employees or consultants;
          (i) With respect to AST, the business of AST, or any of AST’s properties or assets, not (1) release any claims or waive any rights, except in the ordinary course of business, consistent with past practices; or (2) settle or compromise any litigation, action, proceeding, or claim involving any liability for money damages or any restrictions upon any of its operations or that may be precedential with respect to other litigations, actions, proceedings, or claims that may involve such damages or restrictions;
          (j) Not change accounting principles, policies, practices, or related methodologies, except as required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Applicable Law;
          (k) Not close any offices at which AST’s business is conducted or open any new offices; and
          (l) Not: (1) make, other than in the ordinary course of business consistent with past practice, or change any Tax election, change an annual accounting period, or adopt or change any accounting method with respect to Taxes; or (2) file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to AST, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to AST.

     7.2 Preservation of Business and Assets. Until Closing:
          (a) Each Seller, Karfunkel, and AST shall use their respective commercially reasonable efforts to: (1) preserve the current business of AST; (2) maintain the present Clients of AST on terms substantially equivalent to the terms of the existing agreements between those Clients and AST in effect on the date hereof; and (3) preserve the goodwill and reputation of AST.
          (b) AST shall not change the fundamental nature or characteristics of its business from the business conducted as of the date hereof.
     7.3 Standstill. AST and Sellers jointly and severally agree that, without WT’s prior written consent, the interests of, and the number of shares of Stock owned by, each Seller in AST as of the date hereof (as set forth in Section 4.4(a) of the Seller Disclosure Schedule) shall not be altered or changed.
     7.4 Directors’ and Officers’ Insurance. Prior to the Closing Date, Sellers shall (a) at their expense purchase “tail” directors’ and officers’ insurance with coverage at least equal in scope and amount to those in effect for Capital Trust Company of Delaware on February 10, 2006, and continuing for a term ending on February 10, 2012, and (b) at AST’s expense purchase “tail” directors’ and officers’ insurance with coverage equal in scope and amount to those in effect for AST Capital Trust Company on February 10, 2007, to be effective beginning on the Closing Date and continuing for a term ending three years thereafter.
     7.5 Qualification in Maryland. AST shall use commercially reasonable efforts to qualify as a foreign fiduciary in Maryland as promptly as practicable.
ARTICLE 8
COVENANTS OF SELLERS, KARFUNKEL, AST, AND WT
     8.1 Non-Solicitation.
          (a) From the date of this Agreement to the earlier of the termination of this Agreement and the Closing, none of any Seller, Karfunkel, or AST, shall (and shall cause their respective (as applicable) directors, officers, employees, representatives, and agents not to), directly or indirectly:
               (1) Solicit, encourage, or entertain inquiries or proposals for,
               (2) Initiate or participate in discussions or negotiations with any Person concerning,
               (3) Enter into any agreement or arrangement with respect to, or
               (4) Provide any Person with non-public information in connection with,

an acquisition of some or all of the Stock or AST’s properties or assets, an acquisition of an equity interest in AST (including from any Seller), or a merger or business combination involving AST, except as contemplated by this Agreement (an “Acquisition Proposal”).
          (b) From the date of this Agreement to the earlier of the termination of this Agreement and the Closing, each Seller, Karfunkel, and AST shall notify WT promptly, and in any event within one business day, if:
               (1) They receive (or any of their respective (as applicable) directors, officers, employees, representatives, or agent receives) an Acquisition Proposal (including the terms of any such Acquisition Proposal);
               (2) A Person requests information from them (or any of their respective (as applicable) directors, officers, employees, representatives, or agents) relating to an actual or potential Acquisition Proposal; or
               (3) A Person seeks to initiate negotiations or discussions reasonably likely to result in an Acquisition Proposal.
          (c) Each Seller, Karfunkel, and AST shall (and shall ensure that their respective (as applicable) directors, officers, employees, representatives and agents shall) immediately end any activities (including discussions or negotiations with any Persons) conducted before the date of this Agreement with respect to an Acquisition Proposal and use all commercially reasonable efforts to have these Persons promptly return all materials that any Seller, Karfunkel, or AST (or any of their respective (as applicable) directors, officers, employees, representatives, or agents) gave them.
          (d) None of any Seller, Karfunkel, or AST shall (and shall ensure that their respective (as applicable) directors, officers, employees, representatives, and agents shall not) amend, waive, or terminate, or otherwise release a Person from, a standstill, confidentiality, or similar agreement relating to AST or its business.
     8.2 Notification. From the date of this Agreement to the Closing, each Seller, Karfunkel, and AST shall promptly notify WT in writing of any fact, condition, event, or occurrence within any such Person’s Knowledge (or to the Knowledge of AST) that (1) causes or constitutes a breach of any covenant of any such Person under this Agreement or that makes satisfaction of the conditions in Section 11.1, 11.2, 11.3, 11.4, 11.6, or 11.7 impossible or unlikely; (2) causes or constitutes a breach of any of such Person’s representations or warranties made as of the date of this Agreement or that would cause or constitute such a breach had such representation or warranty been made as of the time of occurrence or discovery of such fact, condition, event, or occurrence; or (3) has or could reasonably be expected to have a Material Adverse Effect. No such notification shall be deemed to have modified the representations, warranties, or covenants of a Party for purposes of determining (a) whether the conditions in Section 11.1, 11.2, 11.3, 11.4, 11.6, or 11.7 hereof have been satisfied, (b) whether any of the WT Indemnitees is entitled to any indemnification under Section 13.1, or (c) whether this Agreement may be terminated by WT pursuant to Section 14.1(d).

     8.3 Access and Information. From the date of this Agreement to the Closing, upon reasonable advance notice (a) each Seller, Karfunkel and AST shall give WT and its Affiliates and their respective accountants, counsel, and other representatives full access during normal business hours to AST’s offices, properties, books, contracts, commitments, reports, records, and personnel, and give them, or give them access to, the documents, financial data, records, and information with respect to AST and its business as WT from time to time reasonably requests, and (b) solely as it relates to AST and its business or the Original Trust Business, each Seller and Karfunkel shall cause ASTT to give WT and its Affiliates and their respective accountants, counsel, and other representatives access during normal business hours, to the documents, financial data, records, information and personnel of ASTT as WT from time to time reasonably requests.
     8.4 Further Actions.
          (a) Each Party shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to fulfill their obligations under this Agreement and to consummate and make effective the Transactions.
          (b) The Parties shall, as promptly as practicable:
               (1) Make, or cause to be made, the filings and submissions that they are required to make under Applicable Law to consummate the Transactions, and give reasonable undertakings required in connection with those;
               (2) Use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals needed to consummate the Transactions (including, without limitation, in accordance with Section 10.1); and
          (c) Each Seller, Karfunkel and AST shall, as promptly as practicable, use all commercially reasonable efforts to obtain, or cause to be obtained, the Consent of Clients and all other third parties needed to consummate the Transactions, in accordance with Section 11.3.
          (d) None of any Seller, Karfunkel, or AST shall take any action that would cause any of the representations or warranties in Article 4 or Article 5 to become untrue or result in any of the conditions to the Closing set forth in Article 11 not being satisfied.
          (e) WT shall not take any action that would cause any of the representations or warranties in Article 6 to become untrue or result in any conditions to the Closing set forth in Article 12 not being satisfied.
     8.5 Further Assurances. Following the Closing Date, each Party shall from time to time execute and deliver such additional documents and take such other actions as another Party reasonably requests to confirm the rights and obligations in this Agreement and render the Transactions effective.

     8.6 Non-Competition.
          (a) For a period of three years after Closing (the “Restricted Period”), none of any Seller or Karfunkel (each, a “Restricted Party”) shall, within the United States (the “Restricted Area”), directly or indirectly, (1) provide any Services; (2) induce or attempt to induce any employee of AST (or (A) any successor to AST or (B) any Person to which the business of AST is transferred) employed by AST at or within one year prior to Closing to leave his or her employment with AST (or (A) any successor to AST or (B) any Person to which the business of AST is transferred); (3) employ or attempt to employ, or assist anyone in employing any employee of AST (or (A) any successor to AST or (B) any Person to which the business of AST is transferred) employed by AST at or within one year prior to Closing in connection with the provision of any Services; or (4) solicit or accept business from any Client of AST (or (i) any successor to AST or (B) any Person to which the business of AST is transferred) for any type of Services provided by AST prior to Closing. For purposes of this Section 8.6(a), “Services” shall not include services as described in Section 8.6(a) of the Seller Disclosure Schedule and as an indenture trustee, dividend reinvestment plan administrator, direct purchase programs, employee stock plan administration (including stock option, employee stock purchase, and restricted stock plans), stock transfer agent and registrar, escrow agent, paying agent, and distribution and exchange agent.
          (b) Each Restricted Party hereby agrees and acknowledges that: (1) the restrictions set forth in Section 8.6(a), including the Restricted Area and Restricted Period, (A) are made in connection with the sale of all of the Stock, including the goodwill of AST’s business; (B) are reasonable as to time, scope, and geography, in light of the facts as they exist today; (C) are reasonable and necessary in order to protect the legitimate interests of WT; (D) do not, and will not, impose undue hardship on such Restricted Party; (E) do not, and will not, prevent any such Restricted Party that is an individual from earning a living; and (F) are not injurious to the public; and (2) WT would not have entered into this Agreement in the absence of the restrictions set forth in Section 8.6(a).
          (c) If any restriction contained in Section 8.6(a) is found by any court of competent jurisdiction or arbitrator to be unreasonable, illegal, invalid, or unenforceable because it is too broad (or otherwise), then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms which such court or arbitrator may find reasonable, legal, valid, and enforceable.
          (d) Each Restricted Party shall cause ASTT and its Subsidiaries to abide by and comply with the provisions of this Section 8.6.
     8.7 Specific Performance. Each Restricted Party acknowledges that it is fair and reasonable that such Restricted Party makes the covenants set forth in Section 8.6, and has done so with the benefit of the advice of counsel. In addition, each Restricted Party hereby agrees and acknowledges that any breach or attempted breach by such Restricted Party of the provisions of Section 8.6 will cause irreparable injury and harm to WT and its Affiliates (which, post-Closing, shall include AST), for which monetary damages will not be an adequate remedy. Accordingly, each of WT and its Affiliates (which, post-Closing, shall include AST) shall be entitled to apply for and obtain injunctive relief (temporary, preliminary, and permanent) to restrain the breach or threatened breach of, or otherwise to specifically enforce, any provision of Section 8.6, without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other right or remedy that may be available to WT or its Affiliates (which, post-Closing, shall include AST) for that breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction.
     8.8 Non-Disparagement. None of any Seller or Karfunkel shall make any disparaging, uncomplimentary, false, or misleading statement or remark about, or impair, or attempt to impair, the reputation of, AST, WT, or any of their respective Affiliates, businesses, divisions, services, directors, officers, or employees, and none of WT or any of its Affiliates shall make any disparaging, uncomplimentary, false, or misleading statement or remark about, or impair, or attempt to impair, the reputation of, any Seller or Karfunkel. Nothing in this Section 8.8 shall limit the rights of any Party under Article 13 hereof.
     8.9 Tax Returns. Sellers shall, at Sellers’ expense, prepare, file, and pay or cause to be paid any amounts owed with respect to any Tax Returns due to be filed by AST after the Closing Date but relating to taxable periods ending on or before December 31, 2006. Sellers shall, (a) at AST’s expense, prepare and file and (b) at Sellers’ expense, pay or cause to be paid any amounts owed with respect to any Tax Returns due to be filed by AST after the Closing Date but relating to taxable periods beginning on or after January 1, 2007 and ending on or before the Closing Date, including, without limitation, AST’s final S corporation Tax Return, which shall include the gains reported as a result of the Election; provided, however, that Sellers shall not be required to pay or cause to be paid any amounts owed with respect to any such Tax Returns to the extent that any such amounts (x) were fully and properly accrued and identified by AST in the Financial Statements and/or the Interim Financial Statements or (y) relate to wage taxes or franchise taxes of AST incurred in the ordinary course of its business during the period from the date of the Interim Financial Statements through the Closing Date and that become due and payable by AST after the Closing Date. WT shall provide, and shall cause AST to provide, Sellers with such assistance, information, and cooperation as Sellers may reasonably request in connection with the Tax Returns described in the preceding sentence. Sellers shall permit WT to review and comment on each such Tax Return prior to filing and shall consider WT’s comments in good faith. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by Sellers for such periods. Notwithstanding anything herein to the contrary in this Section 8.9, Tax Returns for which AST is responsible after the Closing Date as part of its Services shall continue to be the responsibility of AST, and Sellers shall have no obligations under this Section 8.9 with respect to such Tax Returns.
     8.10 ERISA Plans. Within seven (7) days after the date hereof, Sellers, Karfunkel, and AST shall deliver to WT a true and complete list, as of December 31, 2007, of the names of all clients of AST which are ERISA Plans, including the names of all ERISA Plans investing in an entity that is an ERISA Plan described in Section 4.19(m)(1)(iii) (an “ERISA Entity”), and shall supplement that list as soon as practicable following the date hereof to include all ERISA Plans that become clients or investors in an ERISA Entity after December 31, 2007. Between the date hereof and the Closing Date, the parties shall use all commercially reasonable efforts to identify any transaction or relationship between AST, WT, or any of their respective Affiliates, on the one hand, and any ERISA Plan, on the other, and any services provided by AST, WT, or any of their respective Affiliates to any ERISA Plan, that the parties reasonably anticipate may involve a Prohibited Transaction following the Closing Date as a result of the Transactions. Sellers, Karfunkel, and AST shall provide WT with such assistance, information, and cooperation as WT may reasonably request to ensure that, following the Closing Date, no such Prohibited Transaction shall occur or that the conditions of any applicable statutory, regulatory, or administrative exemption are satisfied.
ARTICLE 9
COVENANTS OF WT
     9.1 Benefit Plans.
          (a) Following the Closing Date, continuing employees of AST (“Continuing Employees”) shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of WT, on terms that are no less favorable in the aggregate as those provided to similarly situated employees of WT. Notwithstanding the foregoing, at the option of WT, WT may have Continuing Employees continue to participate in some or all of the AST Employee Plans in lieu of comparable WT benefits or programs; provided that Continuing Employees are eligible for benefit plans and programs that, taken together, shall be no less favorable in the aggregate than those benefit plans and programs available to similarly situated employees of WT. In the case of WT benefit plans and programs, each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with AST credited under a similar plan prior to the Closing Date, subject to appropriate break in service rules, except (1) with respect to any pension plan, and (2) to the extent such credit would result in a duplication of benefits as reasonably determined by WT. Each Continuing Employee shall, with respect to any WT plans or programs which have co-payment, deductible, or other co-insurance features and in which such Continuing Employee is eligible to participate, receive credit for any amounts such individual has paid to date in the plan year of the Closing Date under comparable plans or programs maintained by AST prior to the Closing Date.
          (b) As of the Closing Date, WT shall maintain a cafeteria plan pursuant to Section 125 of the Code that offers health and dependent care flexible spending accounts through pre-tax salary reductions (the “WT Flex Plan”). At the option of WT, WT shall either (1) assume from AST all of its obligations with respect to the medical care and dependent care flexible spending accounts (the “Transferred Flexible Spending Accounts”) of Continuing Employees under AST’s existing flexible spending account plan (the “AST Flex Plan”), including AST’s obligation to reimburse eligible expenses incurred by participants in the AST Flex Plan but not paid prior to the Closing Date, whether or not claims for reimbursement of such expenses have been submitted to AST prior to the Closing Date, or (2) permit Continuing Employees who have elected to participate in the medical care and/or dependent care flexible spending account features of the AST Flex Plan to continue to participate in the AST Flex Plan. In the case of clause (b)(1), the remainder of this Section 9.1 (b) shall apply. WT shall cover all Continuing Employees who have elected to participate in the medical care and/or dependent care flexible spending account features of the AST Flex Plan under the WT Flex Plan immediately after the Closing Date. WT shall cause the WT Flex Plan to provide that all coverage elections of such Continuing Employees with respect to the Transferred Flexible Spending Accounts shall be carried over to the WT Flex Plan and shall remain in effect immediately after the Closing Date, and that the WT Flex Plan will reimburse such Continuing Employees for eligible medical and dependent care expenses incurred by such Continuing Employees at any time during the AST Flex Plan year (including claims incurred before the Closing Date) up to the amount of such AST Employee’s elections and reduced by amounts previously reimbursed by AST, except to the extent otherwise permitted by applicable law. As soon as reasonably practicable after the Closing Date, Sellers shall determine the Aggregate Balance (as defined below) of the Transferred Flexible Spending Accounts and notify WT of the amount of the Aggregate Balance in writing. For purposes of this Section 9.1(b), the term “Aggregate Balance” means, as of the Closing Date, the aggregate amount of contributions that have been made to the Transferred Flexible Spending Accounts by Continuing Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Transferred Flexible Spending Accounts to Continuing Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, WT shall pay that negative amount to Sellers as soon as practicable following WT’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Sellers shall jointly and severally pay such positive amount to WT as soon as practicable following Sellers’ delivery to WT of the written notice thereof. Sellers and Karfunkel shall use their reasonable best efforts before and after Closing to insure that the funds and records relating to the Transferred Flexible Spending Accounts are transferred to WT in a timely manner.
ARTICLE 10
COVENANTS OF THE PARTIES
     10.1 Regulatory Authorizations.
          (a) WT shall, at its sole expense, timely and promptly make all filings required to be made by it with any Governmental Authority with respect to the consummation of the Transactions (including, without limitation, filings with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Philadelphia, the Office of Thrift Supervision, the Delaware Bank Commissioner, and the Arizona Banking Department). In furtherance of, and without limiting, the foregoing, WT shall (1) promptly make all filings required under the HSR Act, (2) timely and promptly provide any additional information or documentation requested by the FTC, the Antitrust Division, or any other Governmental Authority in connection with a second request or otherwise, and (3) furnish to AST such information and assistance as AST may reasonably request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division, or any other Governmental Authority. WT shall furnish to Sellers and AST such information and assistance they may reasonably request in connection with the preparation by them of necessary filings or submissions to any Governmental Authority. WT shall promptly supply AST with copies of all non-confidential correspondence, filings, or communications (or memoranda summarizing the substance thereof) between WT or its counsel and any Governmental Authority with respect to this Agreement and the Transactions.

          (b) Sellers, Karfunkel, and AST shall cause AST, at Sellers’, Karfunkel’s, and AST’s sole expense, to timely and promptly make all filings required to be made by any Seller, Karfunkel, or AST or its associated Persons with any Governmental Authority with respect to the consummation of the Transactions. In furtherance of, and without limiting, the foregoing, AST shall (1) promptly make all filings required under the HSR Act, (2) timely and promptly provide any additional information or documentation requested by the FTC, the Antitrust Division, or any other Governmental Authority in connection with a second request or otherwise, and (3) furnish to WT such information and assistance as WT may reasonably request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division, or any other Governmental Authority. Each Seller, Karfunkel, and AST shall furnish to WT such information and assistance as WT may reasonably request in connection with WT’s preparation of necessary filings or submissions to any Governmental Authority. AST shall promptly supply WT with copies of all non-confidential correspondence, filings, or communications (or memoranda summarizing the substance thereof) between any Seller, Karfunkel, AST, or their respective counsel and any Governmental Authority with respect to this Agreement and the Transactions.
     10.2 Confidentiality.
          (a) Each Party (each, a “Receiving Party”) shall, on behalf of itself and its Affiliates, directors, officers, employees, agents, and other representatives, keep confidential any and all information and data of a proprietary or confidential nature with respect to any other party (a “Disclosing Party”) in the Receiving Party’s possession or that it receives as a result of any investigation made in connection with this Agreement, other than information that is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement. Notwithstanding the preceding sentence, each Party shall be free to disclose any such information or data (1) to the extent required by Applicable Law and (2) during the course of or in connection with any litigation or other proceeding based upon or in connection with the subject matter of this Agreement; provided that, prior to disclosing any such information in connection with (1) or (2) above, the Receiving Party shall, to the extent permitted by law, give the other Parties prompt written notice of this proposed disclosure so that any of them can seek a protective order.
          (b) Each Receiving Party acknowledges that any breach or attempted breach by that Party of the provisions of Section 10.2(a) will cause irreparable harm to the Disclosing Party, for which monetary damages will not be an adequate remedy. Accordingly, each Disclosing Party shall be entitled to apply for and obtain injunctive relief (temporary, preliminary, and permanent) to restrain the breach or threatened breach by a Receiving Party of, or otherwise to specifically enforce, any provision of Section 10.2(a), without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other right or remedy that may be available to the Disclosing Party for that breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction. Each Receiving Party further agrees that the subject matter and duration of the restrictions covered in Section 10.2(a) are reasonable in light of the facts as they exist today.

     10.3 Press Releases. Before the Closing, the Parties shall not (and shall ensure that their Affiliates, directors, officers, employees, agents, and other representatives do not) issue a press release or any other public written statement or disseminate any public communication through any form of media (including radio, television, or electronic media) about this Agreement or the Transactions, except (a) in the case of WT, with AST’s consent, which shall not be unreasonably withheld, (b) in the case of any Seller, Karfunkel, or AST, with WT’s consent, which shall not be unreasonably withheld, or (c) in each case, as required by Applicable Law.
     10.4 338(h)(10) Election. WT and AST hereby agree, and Sellers hereby consent that, at WT’s option, an election under Section 338(h)(10) of the Code and any corresponding provision of state or local law may be made in connection with the transfer of the Stock provided for in this Agreement. Such option must be exercised by written notice provided to the Sellers within 90 days of the Closing. In the absence of such an exercise, no election under Section 338 of the Code or any similar or corresponding provision of state or local law may be made with respect to the transfer of the Stock provided for in this Agreement. If WT exercises its option to make an election under Section 338(h)(10) of the Code, WT, Sellers, and AST further agree as follows:
          (a) If WT timely exercises such option to make a Section 338(h)(10) election, then WT, Sellers, and AST jointly shall promptly make an election pursuant to the provisions of Section 338(h)(10) of the Code (the “Election”) with respect to the purchase and sale of the Stock hereunder. WT and Sellers shall complete and execute Form 8023 at Closing and WT, Sellers, and AST shall treat the Election consistently.
          (b) If WT exercises such option to make a Section 338(h)(10) election, WT, Sellers, and AST, shall cooperate and cause their respective Affiliates to cooperate with the others in preparing, executing, and filing any Tax forms and other documents required under Section 338(h)(10) of the Code and other Applicable Law so that the Election will be made in a proper and timely manner. That cooperation shall include providing all information and records necessary in connection with those Tax forms.
          (c) At Closing, WT shall provide a calculation and allocation of the “adjusted deemed sale price” (as such term is defined for purposes of Section 338 of the Code) among the assets of AST to Sellers. If any Seller provides WT with written notice disputing such calculation or allocation within 30 days after Closing, the parties shall work together in good faith until the 60th day after Closing to agree upon the calculation and allocation. If no agreement is reached by such date, and if WT has exercised its option pursuant to this Section 10.4, then the dispute shall be referred to an independent accountant of national standing reasonably acceptable to WT and Sellers (the “Independent Expert”) for resolution. The Independent Expert will be directed to render a determination within 30 days of its retention and WT, AST, and Sellers shall each cooperate with the Independent Expert during its engagement. The costs of the Independent Expert shall be borne equally by Sellers and WT. Sellers and WT agree, if WT exercises its option pursuant to this Section 10.4, to report for Tax purposes in a manner consistent with the allocation determined under this Section 10.4.
          (d) To the extent permitted by state and local laws, WT may make an election under those laws corresponding to Section 338(h)(10) of the Code and the principles and procedures of Sections 10.4(a), (b), and (c) above shall also apply with respect to elections filed for those purposes and to forms and related documents to be filed pursuant thereto.
          (e) Sellers shall pay any Taxes imposed on Sellers attributable to the making of the Election, and shall have indemnification obligations in connection with the Election to the extent provided for in Article 13 hereof.
ARTICLE 11
CONDITIONS PRECEDENT TO WT’S OBLIGATIONS
     The obligations of WT to consummate the Transactions are subject to the satisfaction at Closing or, where appropriate, before the Closing Date, of the following conditions, except to the extent WT waives any such condition in writing on or before the Closing Date:
     11.1 No Litigation; No Opposition. No judgment, injunction, order, or decree enjoining or prohibiting any of WT, any Seller, Karfunkel, AST, or other party to any Transaction Document from consummating the Transactions or from engaging in any activity related to the Transactions shall have been entered. No suit, action, claim, proceeding, or investigation shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions.
     11.2 Representations and Warranties Sellers and Karfunkel.
          (a) Each of the representations and warranties of the Sellers and Karfunkel in Article 4 shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (1) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (2) for breaches of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AST.
          (b) Each of the representations and warranties of the Sellers and Karfunkel in Article 5 that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties qualified by materiality shall have been true and correct as of such earlier date and such representations and warranties not so qualified shall be true and correct in all material respects at such earlier date.
          (c) Each Seller and Karfunkel shall have delivered to WT a certificate, dated the Closing Date, certifying the matters in Sections 11.2(a) and (b).

     11.3 Annualized Revenue. The Annualized Revenue shall equal no less than $25,421,415. AST shall have delivered to WT a certificate, dated the Closing Date, certifying the amount of such Annualized Revenue.
     11.4 Other Approvals. All actions and approvals, consents, or waivers by or in respect of, or filings with, any Governmental Authority (including, without limitation, all Governmental Approvals) required to be taken, made, or obtained by, any Seller, Karfunkel, or AST in connection with the consummation of the Transactions, or to permit the consummation of the Transactions so that AST shall be able to continue to carry on after the Closing Date the business conducted by AST immediately prior to Closing, shall have been taken, made, or obtained. AST shall have obtained a waiver of any breach or default that would arise (without regard to any applicable notice requirement or grace period) under any of the Contracts with any Person set forth in Schedule 11.4 by reason of the consummation of the Transactions. AST shall have delivered to WT a certificate, dated the Closing Date, certifying the matters in this Section 11.4.
     11.5 Hart-Scott-Rodino. All filings required under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired or been terminated without a request for further information by the relevant federal authorities under the HSR Act, or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of those federal authorities.
     11.6 Capitalization. Sellers shall be the only stockholders of AST, and their respective interests in AST, and the number of shares of Stock owned by each of them, shall be as set forth in Section 4.4(a) of the Seller Disclosure Schedule. AST shall have delivered to WT a certificate, dated the Closing Date, with respect to the foregoing.
     11.7 Performance; Deliveries. Each Seller, Karfunkel, and AST shall have duly performed in all material respects all obligations, covenants, and agreements required to be performed by he, she, or it under this Agreement and the other Transaction Documents to which he, she, or it is a party at or prior to the Closing Date. AST shall have executed, where applicable, and delivered to WT (or shall have caused to be executed and delivered to WT by the appropriate person) the following:
          (a) A certificate of the Secretary of AST that AST has duly performed in all material respects all obligations, covenants, and agreements required to be performed it under this Agreement and the other Transaction Documents to which it is a party at or prior to the Closing Date;
          (b) The certificate or certificates contemplated by this Section 11.7 and Sections 11.2, 11.3, 11.4, 11.6, 11.9, 11.10, 11.11, and 11.17;
          (c) Certified copies of resolutions of the board of directors of AST authorizing the Transactions and the execution of each Transaction Document to which AST is a party;
          (d) The certificate of incorporation (certified as of a recent date by the Secretary of State of Delaware) and bylaws of AST;

          (e) Certificates of the Secretary of AST certifying that the resolutions, certificates of incorporation, and bylaws referred to in Sections 11.7(c) and 11.7(d) above are in full force and effect and have not been amended or modified, and that the officers of AST are those persons named in the certificates;
          (f) (1) A certificate issued by the Secretary of State or other appropriate Governmental Authority in each jurisdiction listed in Schedule 11.7(f)(1) certifying that AST is qualified as a foreign corporation under the name “AST Capital Trust Company of Delaware” and is in good standing in that jurisdiction as of the most recent practicable date (other than the State of Washington with respect to good standing) and (2) a certificate issued by the appropriate Governmental Authority in each jurisdiction listed in Schedule 11.7(f)(2) certifying that AST is licensed, registered, and/or qualified to provide trust or fiduciary services under the name “AST Capital Trust Company of Delaware” (provided that no such certificate shall be required from any such Governmental Authority if such Governmental Authority does not have certificates evidencing that a Person is licensed, registered, and/or qualified to provided trust or fiduciary services);
          (g) The written resignation of each director of AST, effective as of immediately prior to the Closing;
          (h) A schedule listing each of AST’s Aged Accounts Receivable and the amounts thereof as of the date that is three (3) Business Days prior to the Closing Date;
          (i) An opinion from Morgan Lewis & Bockius LLP, legal counsel to AST, in the form of Exhibit E;
          (j) An opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to the Trust, or other legal counsel reasonably satisfactory to WT, in the substance of Exhibit F and in form reasonably satisfactory to WT;
          (k) The stock certificate(s) of each Seller, representing all of such Seller’s shares of Stock, together with an endorsement thereof duly executed;
          (l) The Election, duly executed by Sellers; and
          (m) True and correct copies of each other Transaction Document.
     11.8 Employment Agreements.
          (a) The existing employment agreements or arrangements between AST and each of the individuals listed on Schedule 11.8(a) attached hereto shall have been terminated, AST shall have provided WT a certificate to that effect, the Employment Agreement shall remain in full force and effect, Tschider shall remain, or otherwise be, employed by AST, and there shall be no breach, or anticipated breach, of the Employment Agreement by Tschider.
          (b) Either the existing employment agreements or arrangements between AST and each of the individuals listed on Schedule 11.8(b) attached hereto shall have been amended and modified in accordance with Exhibits G-1, G-2, and G-3, respectively, or the employment of any such employee who has not executed such applicable amendment and modification shall have been terminated, and AST shall have provided WT a certificate to that effect.
     11.9 No Material Adverse Effect. Since the date of this Agreement, no event or condition, individually or in the aggregate, shall have had a Material Adverse Effect on AST. AST shall have delivered to WT a certificate, dated the Closing Date, with respect to the foregoing.
     11.10 No Liens. Any and all Liens on the Stock shall be released in full, any and all Liens on the properties and assets of AST, other than Permitted Liens, shall be released in full, and AST’s Secretary shall have delivered to WT a certificate, dated the Closing Date, to this effect with respect to the assets of AST. AST shall have delivered to WT UCC-3 termination statements terminating all UCC-1 financing statements filed against any properties or assets of AST.
     11.11 Satisfaction of Loans; No Indebtedness.
          (a) All loans made by AST and advances payable by AST to any Person shall have been paid in full.
          (b) All loans to any employee of AST shall have been satisfied.
          (c) AST shall have no outstanding Indebtedness, other than the capital leases set forth on Section 11.11(c) of the Sellers’ Disclosure Schedule.
AST shall have delivered to WT a certificate, dated the Closing Date, certifying the matters in this Section 11.11.
     11.12 Financial Statements. AST shall have provided WT an unaudited balance sheet, income statement, and statement of cash flows of AST for the period from the date of the Financial Statements through (a) the month-end preceding Closing if the Closing occurs after the tenth 10th calendar day in a month or (b) the prior month-end preceding the Closing if the Closing occurs during the first ten (10) calendar days of the month prepared in accordance with GAAP applied on a consistent basis (as the same may be adjusted in accordance with the following sentence) (the “Interim Financial Statements”). Notwithstanding anything to the contrary herein, the Interim Financial Statements shall reflect adjustments requested by WT so that the Interim Financial Statements are in accordance with GAAP. Except as contemplated by Section 4.12(e) hereof, AST shall not make any additional representation or warranty regarding the Interim Financial Statements. In addition, if AST makes any adjustments to the Interim Financial Statements at the request of WT, then the effect of such adjustments shall be disregarded and not taken into account for purposes of determining (x) whether or not there has been a breach of Section 4.12 of this Agreement (other than Section 4.12(e)), (y) the satisfaction of any condition set forth in this Article 11, or (z) the amount, if any, of any Loss under Article 13 of this Agreement.
     11.13 Affidavits; Form 8023. Each Seller shall have executed and delivered to WT (a) a certification of non-foreign status for purposes of Treasury Regulations Section 1.1445-2(b)(2) in form and substance reasonably satisfactory to WT and (b) a Form 8023.

     11.14 Releases. Each Seller, Karfunkel, and ASTT shall have executed and delivered to WT the Releases.
     11.15 Tail Insurance Coverage. Sellers shall have purchased the “tail” insurance coverage contemplated by Section 7.4 hereof, such insurance coverage shall be in effect, and Sellers shall have provided WT with evidence of all such insurance coverage.
     11.16 Indemnification Agreements. The indemnification agreements dated as of January 4, 2007 between AST and each of Karfunkel, George Karfunkel, Jay Miller, Tschider, and Barry Zyskind shall have been terminated, and AST shall have provided WT a certificate to that effect.
     11.17 Bonus Payment. The aggregate dollar amount of the Bonus Payment shall equal the dollar amount set forth in Amendment No. 1 to Employment Agreement of even date herewith and as in effect on the date hereof to the Tschider Employment Agreement. AST’s books and records shall reflect the liability and corresponding expense associated with the Bonus Payment (including taxes and other amounts legally required to be withheld in connection with the payment thereof). Sellers shall have delivered to WT a certificate, dated as of the Closing Date, with respect to the foregoing.
ARTICLE 12
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS, KARFUNKEL, AST
     The obligations of Sellers, Karfunkel, and AST to consummate the Transactions are subject to the satisfaction at Closing or prior to the Closing Date of the following conditions, except to the extent that Sellers, Karfunkel, or AST, as the case may be, have waived any such condition in writing on or prior to the Closing Date:
     12.1 No Litigation; No Opposition. No judgment, injunction, order, or decree enjoining or prohibiting any of WT, any Seller, Karfunkel, AST, or other party to any Transaction Document from consummating the Transactions or from engaging in any activity related to the Transactions shall have been entered. No suit, action, claim, proceeding, or investigation shall be pending or threatened before or by any court or Governmental Authority seeking to restrain or prohibit, or seeking material damages or other significant relief in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Transactions.
     12.2 Representations, Warranties, and Covenants. Each of the representations and warranties of WT in Article 6 shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except (a) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (b) for breaches of such representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect on WT. WT shall have delivered to AST a certificate, dated the Closing Date, certifying the matters in this Section 12.2.
     12.3 Performance; Deliveries. WT shall have duly performed in all material respects all obligations, covenants, and agreements required to be performed it under this Agreement and the other Transaction Documents to which it is a party at or prior to the Closing Date. WT shall have executed, where applicable, and delivered to Sellers and AST:
          (a) Certified copies of resolutions of WT’s board of directors authorizing the execution of this Agreement and each other Transaction Document to which WT is a party;
          (b) A copy of the charter and current bylaws of WT;
          (c) A certificate of the Secretary of WT certifying that the resolutions, charters, and bylaws in Sections 12.3(a) and 12.3(b) above are in full force and effect and have not been amended or modified, and that the officers of WT are those persons named in the certificate;
          (d) The certificate contemplated by Section 12.2;
          (e) A certificate issued by the Office of Thrift Supervision certifying that WT is validly existing as of the most recent practicable date;
          (f) The calculation and allocation contemplated by Schedule 10.4(c); and
          (g) True and correct copies of each other Transaction Document to which WT is a party.
In addition, at Closing, WT shall have delivered or caused to be delivered the Closing Payment.
     12.4 Other Approvals. All actions and approvals by or in respect of, or filings with, any Governmental Authority required to be taken, made, or obtained by WT to permit the consummation of the Transactions so that AST shall be able to continue to carry on after the Closing Date the business conducted by AST immediately prior to Closing shall have been taken, made, or obtained.
     12.5 Hart-Scott-Rodino. All filings required under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired or been terminated without a request for further information by the relevant federal authorities under the HSR Act, or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of those federal authorities.

ARTICLE 13
INDEMNIFICATION
     13.1 Indemnification by Sellers and Karfunkel. Sellers and Karfunkel shall jointly and severally defend, indemnify, save, and hold harmless WT and its Affiliates and their respective shareholders, managers, members, directors, officers, employees, successors, assigns, agents, advisers, and representatives (collectively, the “WT Indemnitees”) from and against any and all actions, suits, claims, proceedings, demands, assessments, obligations, fees, judgments, costs, losses, liabilities, damages, deficiencies, and expenses (including, without limitation, interest, penalties, reasonable attorneys’ and accountants’ fees, and all reasonable amounts paid in the investigation, defense, or settlement of any of the foregoing or in WT or any of its Affiliates asserting any of their rights under this Agreement) (collectively, “Losses”) incurred in connection with, arising out of, resulting from, or related to:
          (a) Any breach of any representation or warranty when made or deemed made by any Seller, Karfunkel, or AST under this Agreement, any other Transaction Document, or any certificate delivered pursuant to Sections 11.2, 11.3, 11.4, 11.6, 11.7, 11.9, 11.10, 11.11, and 11.17 of this Agreement (without regard to the qualification set forth in Section 11.2(a)(2));
          (b) Any breach or non-fulfillment of any covenant or obligation of any Seller, Karfunkel, or AST under this Agreement or any other Transaction Document;
          (c) Any Loss arising or resulting from, or relating to:
               (1) The business or operations of the entity listed on Schedule 13(c)(1);
               (2) AST’s not being licensed, registered, qualified to do business, and/or in good standing in any jurisdiction in which it is so required to be licensed, registered, qualified to do business, and/or in good standing;
               (3) Any breach by any Seller, Karfunkel, or AST of a representation or warranty made by any of them in this Agreement that is limited, in whole or in part, to a period beginning on January 8, 2004 (including the Original Trust Business Period), February 10, 2006, or January 4, 2007, assuming, for purposes of this Section 13.1(c)(3) only, that (A) such date or dates are deleted and the date “January 30, 2003” is substituted in lieu thereof, and (B) references to AST include any predecessor of AST or AST as a successor-in-interest to any entity; and
               (4) The litigation and claims described in Schedule 13.1(c)(4) (each, an “Existing Litigation,” and collectively, the “Existing Litigation”).
          (d) Any action, suit, claim, or similar proceeding asserted by any director, officer, or employee of AST arising out of or relating to any claim for indemnification by a past or present director, officer, or employee under AST’s certificate of incorporation, bylaws, other governance or organizational documents, or agreements, with respect to such Person’s service as a director, officer, or employee of AST prior to the Closing; or

          (e) Any and all liabilities for Taxes (1) since January 30, 2003 with respect to any taxable period of AST (or any predecessor of AST or AST as a successor in interest to any entity) for all taxable periods ending on or before the Closing Date and with respect to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”), for the portion thereof ending on the Closing Date (provided, however, that Sellers and Karfunkel shall not be required to indemnify the WT Indemnitees with respect to claims for Losses resulting from liabilities for Taxes under this Section 13.1(e)(1) to the extent that any such liabilities for Taxes (A) were fully and properly accrued and identified by AST in the Financial Statements and/or the Interim Financial Statements) or (B) relate to wage taxes or franchise taxes of AST incurred in the ordinary course of its business during the period from the date of the Interim Financial Statements through the Closing Date and that become due and payable by AST after the Closing Date, (2) arising out of the imposition of the Tax provided for in Section 1374 of the Code or any corresponding provisions of state, local, or foreign Tax law to AST or any of its Subsidiaries as a result of the Election (or any comparable election under state or local law) made with respect to the sale of the Stock provided for herein, it being understood and agreed, however, that there will be no indemnification by Sellers or Karfunkel hereunder in respect of the effects of any decrease in the tax basis of any asset resulting from the Election (or any comparable election under state or local law), and (3) transfer, sales, recording, or similar Taxes imposed in respect of the sale, assignment, transfer, conveyance, or delivery of the Stock provided for herein.
Without limiting the generality of the foregoing, the right of the WT Indemnitees (or any of them) to indemnification as set forth in this Article 13 shall apply to Losses that arise from claims between the Parties and third party claims.
     13.2 Indemnification by WT. WT shall defend, indemnify, save, and hold harmless Sellers and Karfunkel and their respective Affiliates, officers, directors, employees, shareholders, members, successors, assigns, agents, advisers, and representatives (collectively, the “Seller Indemnitees”) from and against any Losses incurred in connection with, resulting from, arising out of, or related to:
          (a) Any breach of any representation or warranty when made or deemed made by WT under this Agreement, any other Transaction Document, or any certificate delivered pursuant to Sections 12.2 and 12.3 of this Agreement; or
          (b) Any breach or non-fulfillment of any covenant or obligation of WT under this Agreement or any other Transaction Document.
Without limiting the generality of the foregoing, the right of the Seller Indemnitees (or any of them) to indemnification as set forth in this Article 13 shall apply to Losses that arise from claims between the Parties and third party claims.
     13.3 Limitation of Liability.
          (a) Sellers and Karfunkel shall not be required to indemnify the WT Indemnitees with respect to claims for Losses under Section 13.1(a), (b), (c)(1), (c)(2), or (c)(3):
               (1) unless such claim or series of directly related claims for which the

WT Indemnitees are otherwise entitled to indemnification pursuant to Section 13.1(a), (b), (c)(1), (c)(2), or (c)(3) exceeds Ten Thousand Dollars ($10,000) (the “Minimum Claim Amount”) (it being understood and agreed that Sellers and Karfunkel shall not be liable for any Losses with respect to any claim or series of directly related claims in the event that such Losses are less than the Minimum Claim Amount); and
               (2) unless and until the aggregate amount of Losses for which the WT Indemnitees are otherwise entitled to indemnification pursuant to Section 13.1 (a), (b), (c)(1), (c)(2) and (c)(3) exceeds Six Hundred Fifty Thousand Dollars ($650,000) (the “Deductible Amount”) (it being understood and agreed that any claim or series of directly related claims for Losses, including, without limitation, Losses of less than the Minimum Claim Amount, shall be included and counted for purposes of calculating the Deductible Amount). In addition, Sellers and Karfunkel shall not be required to indemnify the WT Indemnitees with respect to any Losses under Section 13.1 to the extent such Losses exceed Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the “Maximum Amount”).
          (b) WT shall not be required to indemnify the Seller Indemnitees with respect to claims for Losses under Section 13.2:
               (1) unless such claim or series of directly related claims for which the Seller Indemnitees are otherwise entitled to indemnification pursuant to Section 13.2 exceeds the Minimum Claim Amount (it being understood and agreed that WT shall not be liable for any Losses with respect to any claim or series of directly related claims in the event that such Losses are less than the Minimum Claim Amount); and
               (2) unless and until the aggregate amount of Losses for which the Seller Indemnitees are otherwise entitled to indemnification pursuant to Section 13.2 exceeds the Deductible Amount (it being understood and agreed that any claim or series of directly related claims for Losses, including, without limitation, Losses of less than the Minimum Claim Amount, shall be included and counted for purposes of calculating the Deductible Amount). In addition, WT shall not be required to indemnify the Seller Indemnitees with respect to Losses under Section 13.2 to the extent that such Losses exceed the Maximum Amount.
          (c) All of the representations and warranties contained in this Agreement, any other Transaction Document, or any certificate delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the date that is 18 months after the Closing Date; provided that the representations and warranties contained in Sections 4.2, 4.4, 4.19(a)-(m), 4.21, 5.1, 5.2, and 6.2 shall survive without limitation as to time. Each covenant and obligation of the Parties contained in this Agreement or any other Transaction Document shall survive until fully performed, fulfilled, or, if such covenant or obligations expires on a date certain, such date. No action or claim for Losses pursuant to Section 13.1(a) (other than for any breach of Section 4.2, 4.4, 4.19(a)-(m), 4.21, 5.1, or 5.2 hereof) or 13.1(b) (other than for any breach or non-fulfillment of any covenant or obligation in Section 8.6, 8.7, 8.8, 8.9, 10.2 or 10.4 hereof), Section 13.1(c)(1), Section 13.1(c)(2), Section 13.1(c)(3), or Section 13.2(a) (other than for any breach of Section 6.2 hereof) or 13.2(b), shall be brought after the date that is 18 months after the Closing Date; provided that if notice of any claim for indemnification hereunder has been given within the applicable survival period or timeframe set forth in this Section 13.3(c), the representations, warranties, covenants, and/or obligations that are the subject of that indemnification claim shall survive and/or continue until that time as such claim is finally resolved.
     13.4 Defense of Claims.
          (a) Existing Litigation. With respect to each Existing Litigation:
               (1) Sellers and Karfunkel hereby acknowledge and agree that, notwithstanding any contrary provision herein: (A) Sellers and Karfunkel are jointly and severally obligated under the terms of this Article 13 for all Losses of any WT Indemnitee in connection with any such Existing Litigation, subject to the last sentence of Section 13.3(a); and (B) Sellers and Karfunkel have elected to take control of the defense of the Existing Litigation.
               (2) The Indemnifying Party shall be entitled to continue to employ and engage counsel of its choice (including AST’s existing counsel as of the date hereof) to handle and defend the Existing Litigation (provided that any other counsel engaged by the Indemnifying Party shall be reasonably satisfactory to WT), at the Indemnifying Party’s cost, risk, and expense. If counsel for the Indemnified Party determines in good faith and advises the Indemnifying Party in writing that under applicable standards of professional conduct there is a conflict of interest on a significant issue between the Indemnifying Party and the Indemnified Party in respect of a Existing Litigation, then the Indemnifying Party shall pay all reasonable fees and expenses of separate counsel for the Indemnified Party with respect to such Existing Litigation; provided, however, that (A) the Indemnifying Party shall be obligated pursuant to this Section 13.4(a)(2) to pay for only one firm of counsel (unless under applicable standards of professional conduct the use of one counsel for that Indemnified Party would present that counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, and (B) the Indemnifying Party shall cooperate in the defense of any such matter and make its employees and records relating to that defense available to the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request and cost, risk, and expense, with the Indemnifying Party and its counsel in the defense of such Existing Litigation; provided that the Indemnified Party may, at its own cost, participate in the defense of such Existing Litigation. In each instance, the Indemnifying Party shall pay all amounts that are or become owed or payable by the Indemnifying Party under this Section 13.4(a)(2) within 45 days following the Indemnifying Party’s receipt of any invoice or statement for such owed or payable amounts (whether such invoices or statements are received by the Indemnifying Party directly or as a result of being forwarded to the Indemnifying Party by WT, another Indemnified Party, or a third party). The Indemnifying Party shall keep the Indemnified Party apprised of the status of the Existing Litigation, furnish the Indemnified Party with all documents and information the Indemnified Party reasonably requests in connection therewith, and consult with the Indemnified Party before acting on major matters involved in the Existing Litigation, including settlement discussions. Unless the Indemnified Party receives a complete release from all matters involved in the dispute or the judgment or settlement is only for monetary damages that the Indemnifying Party pays in full, no settlement or consent to entry of a judgment of any action for which indemnification may be payable hereunder shall be made without the prior written consent of the Indemnified Party, not to be unreasonably withheld.

          (b) All Other Claims. Other than with respect to any Existing Litigation, if any action, suit, claim, tax audit, proceeding, demand, assessment, or enforcement action (each, an “Other Claim”) is filed or initiated by a third party against an Indemnified Party with respect to a matter subject to an indemnification claim by that Indemnified Party, the Indemnified Party shall give written notice thereof to the Indemnifying Party or Parties as promptly as practicable, and in any event within 20 days after service of the citation or summons, but the failure of an Indemnified Party to give notice shall not affect an Indemnifying Party’s obligation to fulfill its indemnification obligations except to the extent that the failure actually and materially prejudices the Indemnifying Party’s rights. After that notice and a reasonable period of time to allow for analysis of the Other Claim, the Indemnifying Party shall be entitled, if it so elects and with counsel reasonably satisfactory to the Indemnified Party, to take control of the defense and investigation of that Other Claim and to employ and engage counsel to handle and defend the same, at the Indemnifying Party’s cost and expense, except that, if the Indemnifying Party elects not to assume that defense or counsel for the Indemnified Party determines in good faith and advises the Indemnifying Party in writing that under applicable standards of professional conduct there is a conflict of interest between the Indemnifying Party and the Indemnified Party in respect of the Other Claim, the Indemnified Party may retain separate counsel satisfactory to it, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that (1) the Indemnifying Party shall be obligated pursuant to this Section 13.4(b) to pay for only one firm of counsel (unless under applicable standards of professional conduct the use of one counsel for that Indemnified Party would present that counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, and (2) the Indemnifying Party shall cooperate in the defense of any such matter and make its records relating to the defense available to the Indemnified Party. If the Indemnifying Party assumes the control of that defense, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request and cost and expense, with the Indemnifying Party and its counsel in the investigation, trial, and defense of the Other Claim and any appeal arising therefrom; provided that the Indemnified Party may, at its own cost, participate in the investigation, trial, and defense of that Other Claim and any appeal arising therefrom. In each instance, the Indemnifying Party shall pay all amounts that are or become owed or payable by the Indemnifying Party under this Section 13.4(b) within 45 days following the Indemnifying Party’s receipt of any invoices or statements for such owed or payable amounts (whether such invoices or statements are received by the Indemnifying Party directly or as a result of being forwarded to the Indemnifying Party by an Indemnified Party or a third party). The Indemnifying Party shall keep the Indemnified Party apprised of the status of any Other Claim, furnish the Indemnified Party with all documents and information the Indemnified Party reasonably requests in connection therewith, and consult with the Indemnified Party before acting on major matters involved in that Other Claim, including settlement discussions. Unless the Indemnified Party receives a complete release from all matters involved in the dispute or the judgment or settlement is only for monetary damages that the Indemnifying Party pays in full, no settlement or consent to entry of a judgment of any action for which indemnification may be payable hereunder shall be made without the prior written consent of the Indemnified Party. The Indemnified Party shall be entitled to defend, settle, or proceed in such other manner as it deems fit, in its sole discretion, in connection with any Other Claim with respect to which the Indemnifying Party has not assumed control of the defense in writing in accordance with the foregoing; provided that the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any settlement entered into or judgment consented to without the Indemnifying Party’s prior written consent.
     If the Indemnifying Party assumes the control of the defense of an Other Claim as provided above but subsequently, in the course of defending the matter, comes to believe that the matter is not properly an obligation of that Indemnifying Party, the Indemnifying Party may with reasonable promptness advise the Indemnified Party of that new information. In that case, (1) if the Indemnified Party then agrees with the Indemnifying Party, the Indemnifying Party and the Indemnified Party shall make mutually satisfactory arrangements for the Indemnified Party to assume the defense of that matter and to repay the Indemnifying Party for any amounts reasonably expended by it pursuant to this Article 13 with respect to that matter, and (2) if the Indemnified Party does not then agree with the Indemnifying Party, the Indemnifying Party shall have the right to commence legal proceedings to determine whether the matter is subject to indemnification by the Indemnifying Party; provided that, in the case of the foregoing clause (b), the Indemnifying Party shall continue to be obligated to defend the Indemnified Party with respect to that matter and to otherwise make the payments required by this Article 13 until that dispute is finally adjudicated by a court of competent jurisdiction and all rights to appeal with respect thereto have expired.
     13.5 Prompt Payment. Any indemnity payable pursuant to this Article 13 shall be paid within the later of 45 days of the Indemnified Party’s request therefor or five days before the date on which the liability upon which the indemnity is based is required to be paid by the Indemnified Party.
     13.6 Subrogation. If the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 13, the Indemnifying Party shall, upon payment of that indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Losses to which that indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article 13 in connection with such Loss. If a refund or credit is received (whether through actual payment, offset, or otherwise) by a WT Indemnitee in respect of Taxes with respect to which an indemnification payment hereunder has been made by an Indemnifying Party to a WT Indemnitee, then the WT Indemnitee receiving such refund or credit shall promptly pay the amount of such refund or credit (together with any interest thereon from the relevant taxing authority) to the Indemnifying Party.
     13.7 Purchase Price Adjustment. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.
     13.8 Calculation of Indemnity Payments.
          (a) Each Indemnified Party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The Parties agree that after the Closing Date no Party shall have an obligation to maintain insurance other than (1) AST, which shall maintain insurance against such losses and risks and in such amounts as are customary in the type and size of business in which AST is engaged, and (2) the “tail”

directors’ and officers’ insurance coverage required to be maintained under Section 7.4. The amount of Losses payable under this Article 13 by the Indemnifying Party shall be reduced by any and all amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of (A) any expenses incurred by such Indemnified Party in collecting such amount, and (B) the estimated increase in any premiums payable by the Indemnified Party over the remaining term of any applicable insurance policy.
          (b) The amount of Losses incurred by an Indemnified Party shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the circumstances giving rise to such Loss.
          (c) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales, or other benchmarks) that might have been used by WT in the valuation of AST.
     13.9 Exclusive Remedy. From and after the Closing, except with respect to claims for fraud or equitable relief, including, without limitation, specific performance made with respect to breaches of any covenant or agreement contained in this Agreement or the other Transaction Documents (the “Excluded Claims”), and except with respect to claims by WT against the Escrow Amount, the rights provided to the Parties under this Article 13 (and the rights provided to WT under Section 3.3 and the Escrow Agreement with respect to the Escrow Amount) shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims under this Agreement or the other Transaction Documents or otherwise relating to the transactions contemplated hereby. Without limiting the generality of the foregoing, other than in connection the Excluded Claims, in no event shall any Party, its successors, or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.
ARTICLE 14
TERMINATION
     14.1 Termination. This Agreement may be terminated:
          (a) By the mutual consent of WT and all Sellers;
          (b) By either WT or all Sellers, if the Closing has not been consummated by June 30, 2008 (the “Termination Date”); provided, however, that (1) the right to terminate this Agreement pursuant to this Section 14.1(b) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement has been a cause or resulted in the failure of the Closing to occur before such date, and (2) if the Parties are waiting for one or more regulatory approvals to proceed with the Closing of the Transactions contemplated hereby, then, without any action required by any Party, the Termination Date shall be automatically extended for successive 30-day periods until those regulatory approvals are obtained, but in no event later than August 31, 2008;
          (c) By either WT or all Sellers, if any Applicable Law makes consummation of the Transactions illegal, or if any judgment, injunction, order, or decree enjoining any Party hereto from consummating the Transactions is entered and that judgment, injunction, order, or decree becomes final and nonappealable; provided, however, that the Party(ies) seeking to terminate this Agreement pursuant to this Section 14.1(c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;
          (d) By WT if any of AST, Karfunkel, or any Seller (1) has materially breached any of its representations or warranties in this Agreement and, with respect to a breach of the representations and warranties in Article 4, such breach would reasonably be expected to have a Material Adverse Effect on AST, or (2) has materially breached any of its covenants or obligations under this Agreement, and in the case of (1) and (2) (if not a willful breach) AST, Karfunkel, or any Seller (as applicable) has not cured such breach within ten (10) Business Days of receiving written notice of such breach, provided that WT (A) has not materially breached any of its representations or warranties in this Agreement, and (B) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement to have been performed or complied with before that time; or
          (e) By all Sellers, if WT (1) has breached any of its representations or warranties in this Agreement and such breach would be reasonably expected to have a Material Adverse Effect on WT, or (2) has materially breached any of its covenants or obligations under this Agreement, and in the case of (1) and (2) (if not a willful breach) WT has not cured such breach within ten (10) Business Days of receiving written notice of such breach, provided that each Seller, Karfunkel, and AST (A) has not materially breached any of its representations or warranties in this Agreement, and (B) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement to have been performed or complied with before that time.
     14.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 14.1, it shall become null and void immediately and there shall be no liability or obligation to any Person in respect of the Agreement or of the Transactions on the part of any Party, or a Party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners, or Affiliates, except that the provisions of Sections 10.2, 10.3, and 14.2 and Article 15 shall remain in full force and effect and shall survive any termination of this Agreement and except that each Party shall remain liable for any willful breach of this Agreement prior to its termination.
ARTICLE 15
MISCELLANEOUS
     15.1 Interpretation. For the purposes hereof (a) words (including capitalized terms defined herein) in the singular shall be deemed to include the plural and vice versa, and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” “herewith,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the exhibits and schedules hereto) and not to any particular provision of this Agreement, (c) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (d) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmissions or comparable means of communication, (e) references to this “Agreement” shall be construed as a reference to this Agreement and references to any other agreement or document shall be construed as a reference to such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated, or supplemented, and (f) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated, or replaced from time to time (whether before or after the date of this Agreement).
     15.2 Waivers. Any waiver of any term or condition or of the breach of any covenant, representation, or warranty in this Agreement in any one instance shall not operate as or be deemed to be a further or continuing waiver of any other breach of that term, condition, covenant, representation, or warranty or any other term, condition, covenant, representation, or warranty. No failure or delay at any time to enforce or require performance of any provision hereof shall operate as a waiver of or affect in any manner that Party’s right at a later time to enforce or require performance of that provision or any other provision hereof. No such waiver, unless by its own terms it explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived, and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom that waiver is claimed in all other instances or for all other purposes to require full compliance.
     15.3 Modifications. Neither this Agreement (including the exhibits and schedules hereto) nor any term hereof or thereof may be changed, amended, modified, waived, discharged, or terminated except to the extent the same is evidenced in writing and duly executed by the Party against whom enforcement of that change, waiver, discharge, amendment, termination or modification is sought.
     15.4 Governing Law; Consent to Jurisdiction. This Agreement shall be construed under and governed by Delaware law, without giving effect to the choice or conflicts of law provisions thereof. The Parties hereby agree to submit to the jurisdiction of the courts of the State of Delaware and the courts of the United States of America located in Delaware in any action or proceeding arising out of or relating to this Agreement.
     15.5 Notices. (a) All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be (1) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (2) transmitted by hand delivery, (3) mailed by Federal Express, or (4) sent by facsimile, addressed as follows:

(1)	If to WT, to: Wilmington Trust FSB Rodney Square North 1100 North Market Street Wilmington, DE 19890 Attention: William J. Farrell II, Executive Vice President

with a copy to: Wilmington Trust FSB Rodney Square North 1100 North Market Street Wilmington, DE 19890 Attention: Gerard A. Chamberlain, Esquire Secretary

(2)	If to the 2005 Michael Karfunkel Grantor Retained Annuity Trust, to the address set forth for that trust on Schedule 15.5 with a copy to: Jay Miller, Esq. 430 E 57th St, Ste 5D New York, NY 10022

(3)	If to George Karfunkel, to the address set forth for him on Schedule 15.5 with a copy to: Jay Miller, Esq. 430 E 57th St, Ste 5D New York, NY 10022

(4)	If to Renee Karfunkel, to the address set forth for her on Schedule 15.5 with a copy to: Jay Miller, Esq. 430 E 57th St, Ste 5D New York, NY 10022

(5)	If to Leah Karfunkel, to the address set forth for her on Schedule 15.5 with a copy to:
Jay Miller, Esq.
430 E 57th St, Ste 5D
New York, NY 10022
(6)	If to Karfunkel, to the address set forth for him on Schedule 15.5 with a copy to:
Jay Miller, Esq.
430 E 57th St, Ste 5D
New York, NY 10022
with a copy to:
Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, California 94105
Attention: Scott D. Karchmer, Esquire
(7)	If to AST, to:
AST Capital Trust Company of Delaware
2800 North Central Avenue
Suite 900
Phoenix, AZ 85004
Attention: Gregory Tschider, President
with a copy to:
Morgan, Lewis & Bockius LLP
One Market, Spear Street Tower
San Francisco, California 94105
Attention: Scott D. Karchmer, Esq.
or, in each case, such other address as may be specified in writing to the Party giving notice in accordance with this Section 15.5.
All such notices, requests, demands and other communications shall be deemed to have been received:
               (1) If mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; on the third Business Day after mailing;

               (2) If transmitted by hand delivery, on the day of delivery;
               (3) If mailed by Federal Express, on the Business Day after mailing; and
               (4) If sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction, on the next Business Day of transmission.
     15.6 Assignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party to any other Person without the prior written consent of the other Parties, except that WT may, with notice to the other Parties, assign any or all of its interests in this Agreement and its rights and obligations hereunder to any Person directly or indirectly wholly owned by WTC or one of its Affiliates. This Agreement shall be binding upon, enforceable by, and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     15.7 Captions and Sections; Schedule and Exhibit References. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. Unless otherwise specified, references to a section, schedule or exhibit in this Agreement are references to a section of, or schedule or exhibit to, this agreement.
     15.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects by interpreting that invalid or unenforceable provision as nearly to the original meaning as possible so as to make it valid and enforceable or, if that is not possible or permitted by Applicable Law, by omitting that invalid or unenforceable provision.
     15.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signature page forwarded as a facsimile or electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.
     15.10 No Third-Party Beneficiaries. Except as provided in (a) Sections 8.6, 8.7, and 8.8 (with respect to each Parties’ Affiliates), (b) Article 13 (with respect to indemnification), and (c) Section 14.2 (with respect to the limitation of liability on termination of this Agreement), nothing in this Agreement confers any rights on any Person except the Parties and their successors and permitted assigns.
     15.11 Integration. This Agreement (as it may be amended from time to time), together with the other Transaction Documents executed by one or more of the Parties and delivered to the other Parties in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, oral or written, express or implied, with respect thereto.
     15.12 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties engaged by such Party, whether or not the Transactions are consummated. For the avoidance of doubt, Sellers and Karfunkel shall jointly and severally bear all out-of-pocket costs and expenses incurred by AST in connection with this Agreement and the Transactions, other than AST’s ordinary course costs and expenses such as payment of compensation to its employees.

     IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

/s/ Michael Karfunkel			(SEAL)
Michael Karfunkel, as Trustee of The 2005
Michael Karfunkel Grantor Retained Annuity Trust

/s/ Leah Karfunkel			(SEAL)
Leah Karfunkel, as Trustee of The 2005 Michael
Karfunkel Grantor Retained Annuity Trust

/s/ George Karfunkel			(SEAL)
George Karfunkel

/s/ Renee Karfunkel			(SEAL)
Renee Karfunkel

/s/ Leah Karfunkel			(SEAL)
Leah Karfunkel

/s/ Michael Karfunkel			(SEAL)
Michael Karfunkel

AST CAPITAL TRUST COMPANY OF DELAWARE
By:	/s/ Gregory Tschider
	Name:	Gregory Tschider
	Title:	President

WILMINGTON TRUST FSB
By:	/s/ William J. Farrell II
	Name:	William J. Farrell II
	Title:	Executive Vice President